EXECUTION

                                 EXHIBIT 10.27

                                CREDIT AGREEMENT

                            DATED AS OF JULY 10, 1998

                                   BY AND AMONG

                            GEOLOGISTICS CORPORATION,

                                   AS BORROWER

                         ING  (U.S.) CAPITAL CORPORATION,
                             AS ADMINISTRATIVE AGENT

                                       AND

                             THE LENDERS PARTY HERETO

                                TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I  DEFINITIONS AND ACCOUNTING TERMS. . . . . . . . . . . . . . . .     1
     1.1  Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . .     1
     1.2  Use of Defined Terms . . . . . . . . . . . . . . . . . . . . . .    25
     1.3  Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . .    25
     1.4  Exhibits and Schedules . . . . . . . . . . . . . . . . . . . . .    26
     1.5  Miscellaneous Terms. . . . . . . . . . . . . . . . . . . . . . .    26

ARTICLE II  THE LOAN . . . . . . . . . . . . . . . . . . . . . . . . . . .    27
     2.1  The Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

ARTICLE III  PAYMENTS AND FEES . . . . . . . . . . . . . . . . . . . . . .    29
     3.1  Principal and Interest.. . . . . . . . . . . . . . . . . . . . .    29
     3.2  Upfront Fees . . . . . . . . . . . . . . . . . . . . . . . . . .    30
     3.3  Increased Costs. . . . . . . . . . . . . . . . . . . . . . . . .    30
     3.4  Computation of Interest and Fees . . . . . . . . . . . . . . . .    34
     3.5  Manner and Treatment of Payments . . . . . . . . . . . . . . . .    34
     3.6  Failure to Charge Not Subsequent Waiver. . . . . . . . . . . . .    36
     3.7  Administrative Agent's Right to Assume Payments Will Be Made by
          the Company. . . . . . . . . . . . . . . . . . . . . . . . . . .    36
     3.8  Fee and Cost Determination Detail. . . . . . . . . . . . . . . .    37
     3.9  Survivability. . . . . . . . . . . . . . . . . . . . . . . . . .    37

ARTICLE IV  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . .    38
     4.1  Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
     4.2  Existence and Qualification, Power, Compliance with Laws.  . . .    38
     4.3  Authority; Compliance with Other Agreements and Instruments and
          Government Regulations . . . . . . . . . . . . . . . . . . . . .    39
     4.4  No Governmental Approvals Required . . . . . . . . . . . . . . .    39
     4.5  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .    40
     4.6  Financial Statements . . . . . . . . . . . . . . . . . . . . . .    41
     4.7  No Other Liabilities; No Material Adverse Effect.. . . . . . . .    41
     4.8  Title to Property. . . . . . . . . . . . . . . . . . . . . . . .    41


                                      -i-

     4.9  Intangible Assets. . . . . . . . . . . . . . . . . . . . . . . .    41
     4.10 Governmental Regulation. . . . . . . . . . . . . . . . . . . . .    42
     4.11 Litigation.. . . . . . . . . . . . . . . . . . . . . . . . . . .    42
     4.12 Binding Obligations. . . . . . . . . . . . . . . . . . . . . . .    42
     4.13 No Default.. . . . . . . . . . . . . . . . . . . . . . . . . . .    42
     4.14 ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
     4.15 Regulations T, U and X . . . . . . . . . . . . . . . . . . . . .    44
     4.16 Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . .    44
     4.17 Tax Liability. . . . . . . . . . . . . . . . . . . . . . . . . .    44
     4.18 Projections. . . . . . . . . . . . . . . . . . . . . . . . . . .    45
     4.19 Employee Matters . . . . . . . . . . . . . . . . . . . . . . . .    45
     4.20 Hazardous Materials. . . . . . . . . . . . . . . . . . . . . . .    46
     4.21 Labor Disputes.  . . . . . . . . . . . . . . . . . . . . . . . .    46

ARTICLE V COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . .    47
     5.1  Payment of Notes.. . . . . . . . . . . . . . . . . . . . . . . .    47
     5.2  SEC Reports. . . . . . . . . . . . . . . . . . . . . . . . . . .    47
     5.3  Limitation on Indebtedness.. . . . . . . . . . . . . . . . . . .    47
     5.4  Limitations on Restricted Payments.. . . . . . . . . . . . . . .    49
     5.5  Limitation on Distributions from Restricted Subsidiaries . . . .    52
     5.6  Limitation on Sales of Assets and Subsidiary Stock . . . . . . .    53
     5.7  Limitation on Transactions with Affiliates . . . . . . . . . . .    54
     5.8  Compliance Certificates. . . . . . . . . . . . . . . . . . . . .    56
     5.9  Further Instruments and Acts . . . . . . . . . . . . . . . . . .    56
     5.10 Limitation on Liens. . . . . . . . . . . . . . . . . . . . . . .    56
     5.11 Limitation on Sale\Leaseback Transactions. . . . . . . . . . . .    58
     5.13 Payment of Taxes and Other Claims. . . . . . . . . . . . . . . .    58
     5.14 Corporate Existence. . . . . . . . . . . . . . . . . . . . . . .    58
     5.15 Future Guarantors. . . . . . . . . . . . . . . . . . . . . . . .    59
     5.16 Merger, Consolidation and Sale of Assets . . . . . . . . . . . .    59

ARTICLE VI CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .    62
     6.1  Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . .    62

ARTICLE VII EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT . . . . .    65
     7.1  Events of Default. . . . . . . . . . . . . . . . . . . . . . . .    65


                                      -ii-

     7.2  Remedies upon Event of Default . . . . . . . . . . . . . . . . .    66

ARTICLE VIII THE ADMINISTRATIVE AGENT  . . . . . . . . . . . . . . . . . .    69
     8.1  Appointment and Authorization. . . . . . . . . . . . . . . . . .    69
     8.2  Administrative Agent and Affiliates. . . . . . . . . . . . . . .    69
     8.3  Proportionate Interest of the Lenders in Any Collateral. . . . .    69
     8.4  Lenders' Credit Decisions. . . . . . . . . . . . . . . . . . . .    70
     8.5  Action by Administrative Agent . . . . . . . . . . . . . . . . .    70
     8.6  Liability of Administrative Agent. . . . . . . . . . . . . . . .    71
     8.7  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . .    72
     8.8  Successor Administrative Agent . . . . . . . . . . . . . . . . .    73
     8.9  No Obligations of the Company. . . . . . . . . . . . . . . . . .    74

ARTICLE IX MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .    75
     9.1  Cumulative Remedies: No Waiver . . . . . . . . . . . . . . . . .    75
     9.2  Amendment: Consents. . . . . . . . . . . . . . . . . . . . . . .    75
     9.3  Costs, Expenses and Taxes. . . . . . . . . . . . . . . . . . . .    76
     9.4  Nature of Lenders' Obligations . . . . . . . . . . . . . . . . .    77
     9.5  Survival of Representations and Warranties . . . . . . . . . . .    77
     9.6  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    77
     9.7  Execution of Loan Documents. . . . . . . . . . . . . . . . . . .    78
     9.8  Binding Effect; Assignment . . . . . . . . . . . . . . . . . . .    78
     9.9  Sharing of Setoffs . . . . . . . . . . . . . . . . . . . . . . .    81
     9.10 Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . .    82
     9.11 Nonliability of the Lenders. . . . . . . . . . . . . . . . . . .    84
     9.12 No Third Parties Benefited . . . . . . . . . . . . . . . . . . .    85
     9.13 Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . .    85
     9.14 Integration. . . . . . . . . . . . . . . . . . . . . . . . . . .    86
     9.15 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . .    87
     9.16 Severability of Provisions . . . . . . . . . . . . . . . . . . .    87
     9.17 Independent Representations, Warranties, and Covenants . . . . .    87
     9.18 Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . .    87
     9.19 Time of the Essence. . . . . . . . . . . . . . . . . . . . . . .    87
     9.20 Submission to Jurisdiction . . . . . . . . . . . . . . . . . . .    87
     9.21 Purported Oral Amendments. . . . . . . . . . . . . . . . . . . .    88
     9.22 Replacement of a Lender. . . . . . . . . . . . . . . . . . . . .    88
     9.23 Waiver of Right to Trial by Jury . . . . . . . . . . . . . . . .    88

EXHIBITS

Exhibit A           Assignment and Acceptance
Exhibit B           Compliance Certificate
Exhibit C           Form of Notes
Exhibit D           Pricing Designation


SCHEDULES

4.5   Subsidiaries and Other Investments
4.7   Other Liabilities
4.9   Intangible Assets
4.11  Litigation
4.14  ERISA
4.18  Projections
4.19  Labor Matters
4.20  Hazardous Materials
4.21  Labor Disputes

                                   CREDIT AGREEMENT

                              Dated as of July 10, 1998

          This CREDIT AGREEMENT ("Agreement") is entered into by and among GeoLogistics Corporation, a Delaware corporation (the "Company"), ING (U.S.) Capital Corporation ("ING Capital") and each other lender whose name is set forth on the signature pages hereof or which may hereafter execute and deliver an instrument of assignment with respect to this Agreement pursuant to Section
9.8 (collectively, the "Lenders" and, individually, a "Lender"), and ING Capital, as Administrative Agent. In consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                      ARTICLE I

                           DEFINITIONS AND ACCOUNTING TERMS

          1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:

          "ADDITIONAL ASSETS" means (i) any property or assets (other than Indebtedness and Capital Stock) in a business related to, ancillary to or complementary to the business of the Company as of the Senior Note Issue Date (a "Related Business"), (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; PROVIDED, HOWEVER, that, any such Restricted Subsidiary described in clause
(ii) or (iii) above is primarily engaged in a Related Business.

          "ADMINISTRATIVE AGENT" means ING Capital, when acting in its capacity as the Administrative Agent under any of the Loan Documents, and any successor Administrative Agent.

          "ADMINISTRATIVE AGENT'S OFFICE" means the Administrative Agent's address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent may designate by written notice to the Company and the Lenders.

          "AFFILIATE" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); PROVIDED that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record owners, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record owners, will be deemed to control such corporation or other Person.

          "AGENT'S LETTER" means the letter agreement dated as of the Closing Date between the Company and the Administrative Agent.

          "AGREEMENT" means this Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

          "ASSET DISPOSITION" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger or consolidation (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable Law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets (other the Capital Stock of an Unrestricted Subsidiary) of any division or line of business of the Company or any Restricted Subsidiary or (iii) any other assets (other than Capital Stock of an Unrestricted Subsidiary) of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (x) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary and (y) for purposes of Section 5.6 only, a disposition that constitutes a Restricted Payment permitted by Section 5.4 or a disposition specifically excepted form the definition of Restricted Payment) PROVIDED, HOWEVER, that Asset Disposition shall not include (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration less than or equal to $1,000,000, (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company to the extent permitted hereby, or (c) the disposition of assets of the Company or any Restricted Subsidiary for aggregate non-cash consideration not in excess of $20,000,000 so long as the pro forma Consolidated Coverage Ratio after giving effect to any such disposition is at least 2.5 to 1.0. The foregoing shall not apply to any Lien granted on the Capital Stock of a Restricted Subsidiary.

          "ATTRIBUTABLE DEBT" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the stated interest rate of the Senior Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

          "BANK CREDIT AGREEMENT" means the Amended and Restated Loan Agreement dated as of October 28, 1997 among the Company, Matrix International Logistics, Inc., a Delaware corporation, LEP Profit International, Inc. a Delaware corporation, The Bekins Company, a Delaware corporation, ILLCAN, Inc., a Delaware corporation, and ILLSCOT, Inc., a Delaware corporation (collectively, the Domestic Borrowers"), LEP International Limited, a company organized under the Laws of England ("LEP UK" and collectively with the Domestic Borrowers, "Borrowers"), the Lenders therein named, ING (U.S.) Capital Corporation, as Administrative Agent, and ING Bank, N.V., as heretofore amended, as such agreement, in whole or in part, may hereafter be further amended, renewed, extended, increased, substituted, refinanced, restructured, replaced (including, without limitation, any successive renewals, extensions, increases, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing).

          "BANK CREDIT AGREEMENT SCHEDULES" means the Schedules to the Bank Credit Agreement, as originally executed.

          "BASE RATE" means the arithmetic average of the rates of interest publicly announced by The Chase Manhattan Bank, Citibank, N.A. and Morgan Guaranty Trust Company of New York (or their respective successors) as their respective prime commercial lending rates (or, as to any such bank that does not announce such a rate, such bank's "base" or other rate determined by the Administrative Agent to be the equivalent rate announced by such bank), except that, if any such bank shall, for any period, cease to announce publicly its prime commercial lending (or equivalent) rate, the Administrative Agent shall, during such period, determine the "Prime Rate" based upon the prime commercial lending (or equivalent) rates announced publicly by the other such banks.

          "BASE RATE TRANCHE" means a portion of the Loan as to which interest is calculated with reference to the Base Rate.

          "BEST KNOWLEDGE" means, where it modifies a statement that, after reasonable inquiry, nothing has come to the attention of any Senior Officer of the Company or any relevant Restricted Subsidiary which would render the statement incorrect or misleading in any respect.

          "BOARD OF DIRECTORS" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

          "BREAKAGE FEE" means the fee set forth in Section 3.3(g) hereof.

          "BUSINESS DAY" means any Monday, Tuesday, Wednesday, Thursday or Friday, OTHER THAN a day on which banks are authorized or required to be closed in New York, Los Angeles or Chicago or a day on which any of the Lenders' relevant U.S. offices are closed.

          "CANADIAN SUBSIDIARY" means any Subsidiary of the Company which is incorporated or continued under the laws of Canada or any province of Canada.

          "CAPITAL LEASE" means, as to any Person, a lease of any Property by that Person as lessee that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such Statement is not then in effect, such other statement of GAAP as may be applicable, recorded as a "capital lease" on the balance sheet of that Person prepared in accordance with GAAP.

          "CAPITAL LEASE OBLIGATIONS" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

          "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designed) equity of such person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

          "CARIBBEAN AIR SERVICES" means Caribbean Air Services, Inc., a Delaware corporation, its successors and permitted assigns.

          "CAS PURCHASE AGREEMENT" means that certain Asset Purchase Agreement dated as of June 15, 1998 among Caribbean Air Services, Inc., a Delaware corporation, Amertranz Worldwide Holding Corp., a Delaware corporation and the Company, as in effect on June 15, 1998.

          "CASH" means, when used in connection with any Person, all monetary and nonmonetary items owned by that Person that are treated as cash in accordance with GAAP.

          "CERTIFICATE OF A RESPONSIBLE OFFICIAL" means a certificate signed by a Responsible Official of the Person providing the certificate.

          "CHANGE OF CONTROL EVENT" means the occurrence of (a) any "Change of Control Event" as defined in the Bank Credit Agreement or (b) any other event or circumstance involving a change in the ownership, management, or board of directors of the Company the occurrence of which (i) entitles the holders of Indebtedness under the Bank Credit Agreement, or any other Indebtedness of the Company in an amount which is in excess of $50,000,000 which has directly or indirectly refinanced the Bank Credit Agreement, to require (whether immediately or following the passage of time) the repayment of such Indebtedness, or (ii) requires the Company to make an offer to purchase the Senior Notes.

          "CLOSING DATE" means the date upon which the conditions set forth in Section 6.1 are satisfied and the Loan is made.

          "CODE" means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

          "COMMISSION" means the Securities and Exchange Commission.

          "ASSIGNMENT AND ACCEPTANCE" means an Assignment and Acceptance substantially in the form of Exhibit A.

          "COMPLIANCE CERTIFICATE" means a certificate in the form of Exhibit B, properly completed and signed by a Senior Officer of the Company.

          "CONSOLIDATED COVERAGE RATIO" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days (or, if less than 45 days after the end of such fiscal quarter, ending as of the date the consolidated financial statements of the Company shall be available) prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that (1) if the Company or any Restricted Subsidiary (x) has Incurred any Indebtedness (other than Indebtedness Incurred for working capital purposes under a Bank Credit Agreement) since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period or (y) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four quarter period), (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest

Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period or (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Responsible Official of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

          "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, (i) interest expense attributable to Capital Lease Obligations,

(ii) amortization of debt discount and debt issuance costs, (iii) capitalized interest, (iv) non-cash interest expense, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) dividends paid or payable in respect of any Disqualified Stock of the Company, (viii) cash dividends paid or payable by the Company and all dividends paid or payable by Restricted Subsidiaries, in each case in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, (ix) interest incurred in connection with Investments in discontinued operations and (x) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary.

          "CONSOLIDATED NET INCOME" means, for any period, the net income of the Company and its consolidated Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) with respect to the calculation of EBITDA only, the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income up to the aggregate amount invested by the Company or any Restricted Subsidiary in such Person during such period; (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income of any Restricted Subsidiary to the extent that such Restricted Subsidiary is subject to restrictions, directly or indirectly, prohibiting the payment of dividends, the repayment of intercompany debt and the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income up to the aggregate amount invested by the Company or any Restricted Subsidiary in such Person during such period; (iv) any gain or loss realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles.

          "CONSOLIDATED NET WORTH" means the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the most recent fiscal quarter of the Company for which financial statements are available, as (i) the par or stated value of all outstanding Capital Stock of the Company plus
(ii) paid-in capital or capital surplus relating to such Capital Stock plus
(iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

          "CONTINGENT OBLIGATION" means, as to any Person, any (a) direct or indirect guaranty of Indebtedness of, or other obligation performable by, any other Person, INCLUDING any endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse of the obligations of any other Person or (b) contractual assurance (not arising solely by operation of Law) given to an obligee with respect to the performance of an obligation by, or the financial condition of, any other Person, whether direct, indirect or contingent, INCLUDING any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item to such other Person, or any other arrangement of whatever nature having the effect of assuring or holding harmless any obligee against loss with respect to any obligation of such other Person including without limitation any "keep-well", "take-or-pay" or "through-put" agreement or arrangement. The amount of any Contingent Obligation issued in support of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. The amount of any other Contingent Obligation shall be zero until and unless, pursuant to GAAP, an amount in respect of such Contingent Obligation is required to be included on the face of the balance sheet of such Person (and not merely as a note thereto), at which time the amount of such Contingent Obligation shall be the amount so required to be included.

          "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any outstanding Securities issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

          "CREDITORS" means, collectively, the Administrative Agent and each Lender.

          "CURRENCY AGREEMENT" means, in respect of a Person, any foreign exchange contract, currency swap arrangement or other similar agreement to which such a Person is a party or a beneficiary.

          "CUSTODIAN" means any receiver, Administrative Agent, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

          "DEBTOR RELIEF LAWS" means the Bankruptcy Code of the United States of America, the Bankruptcy and Insolvency Act of Canada, the Companies' Creditors Arrangement Act of Canada and the Winding-Up Act of Canada, The Insolvency Act 1986 and the Companies Act of 1985 (as amended by the Companies Act of 1989) of England and Wales), as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws, including corporation Laws, from time to time in effect affecting the rights of creditors generally.

          "DEFAULT" means any event that, with the giving of any applicable notice or passage of time specified in Section 7.1, or both, would be an Event of Default.

          "DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (other than as a result of a Change of Control Event) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible into or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the Maturity Date; PROVIDED, HOWEVER, that any Capital

Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Maturity Date shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under Section 5.6.

          "DOLLARS" or "'$" means United States dollars.

          "EBITDA" for any period means the sum of Consolidated Net Income plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of the Company, (b) depreciation expense, (c) amortization expense, and (d) all other non-cash items reducing such Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of, or reserve for, cash disbursement for any subsequent period) less all non-cash items increasing such Consolidated Net Income (such amount calculated pursuant to this clause
(d) not to be less than zero), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income.

          "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

          "ERISA AFFILIATE" means, with respect to any Person, any Person or any trade or business (whether or not incorporated) that is under common control with that Person within the meaning of Section 414(b) or (c) of the Code.

          "EURODOLLAR RATE" means, for any Interest Period for any Eurodollar Tranche, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the offered rate for deposits in Dollars (in the same approximate amount and having approximately the same maturity as the Eurodollar Tranche to be made) in the London interbank eurodollar market at approximately 11:00 a.m. (London time), which appears on the Telerate Screen 3750 or, if such rate does not appear on the Telerate

Screen, such rate as determined in good faith by the Administrative Agent, two Business Days prior to the first day of the Interest Period for such Eurodollar Tranche.

          "EURODOLLAR TRANCHE" means a portion of the Loan as to which interest is calculated with reference to the Eurodollar Rate.

          "EVENT OF DEFAULT" shall have the meaning provided in Section 7.1

          "FEDERAL FUNDS RATE" means, for any period, a fluctuating interest rate per annum equal for each day during such period to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York, or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11 a.m. (New York time) for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

          "FOREIGN CREDIT AGREEMENT" means any revolving credit agreement, invoice discounting, overdraft or guarantee facility or other similar arrangement providing for the Incurrence of Indebtedness by any Foreign Subsidiary, and the agreements governing such Indebtedness which may, in whole or in part, be amended, renewed, extended, substituted, refinanced, restructured, replaced (including, without limitation, any successive renewals, extensions, substitutions, refinancing, restructuring, replacement, supplements or other modifications of the foregoing).

          "FOREIGN SUBSIDIARY" means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a State thereof or the District of Columbia and with respect to which more than 80% of any of its sales, earnings or assets (determined on a consolidated basis in accordance with GAAP) are located in, generated from or derived from operations located in territories outside the United States of America and jurisdictions outside the United States of America.

          "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Senior Note Issue Date, including those set forth (i) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,
(ii) in statements and
pronouncements of the Financial Accounting Standards Board, (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) in the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to
Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

          "GOVERNMENTAL AGENCY" means any international, foreign, federal, state, provincial, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, any court, administrative tribunal or public utility or any arbitration tribunal or other nongovernmental authority to whose jurisdiction a Person has consented.

          "GUARANTOR SUBSIDIARIES" means, as of each date of determination, each of the Domestic Borrowers under the Bank Credit Agreement and each Subsidiary of the Company which has executed a guaranty of the obligations under the Bank Credit Agreement as of that date (other than LEP Canada, except to the extent required by Section 5.15(b)).

          "GUARANTY" means the Guaranty issued by each Guarantor Subsidiary of the obligations of the Company hereunder, executed on the Closing Date in favor of the Administrative Agent, for the benefit of the Creditors, as the same may from time to time be modified by the execution of an Instrument of Joinder in the form of Exhibit A thereto in accordance with Section 5.15, and as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

          "HAZARDOUS MATERIALS" means any pollutants, contaminants, hazardous, toxic or special wastes, substances or materials, defined or regulated as such in (or for purposes of) any environmental Law, including, without limitation, any asbestos, any petroleum (including crude oil or any fraction), any radioactive substance and any polychlorinated byphenyls; PROVIDED, in the event that any environmental Law is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and PROVIDED further, to the extent that the applicable Laws of the United States or Canada or any province or state establish a meaning for "hazardous material," "hazardous substance,"

"hazardous waste," "solid waste," "contaminant," "pollutant," or "toxic substance" which is broader than that specified in any environmental Law, such broader meaning shall apply.

          "HAZARDOUS MATERIALS LAWS" means applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), any "Superfund" law, the Hazardous Materials Transportation Act, as amended, the Occupational Safety and Health Act, as amended ("OSHA"), the Hazardous Waste Control Law, California Health Safety Code, as amended, Environment Quality Act (Quebec) and regulations adopted thereunder, Transportation of Dangerous Goods Act (Canada), the Environmental Protection Act (Ontario), Transportation of Dangerous Goods Regulation (Canada), Transportation of Dangerous Substances Regulation (Quebec), Canadian Environmental Protection Act (Canada), the Environmental Act 1995, the Environmental Protection Act of 1990 and the Planning (Hazardous Substances) Act of 1990 or England and Wales, and any other applicable United States, English, Welsh or Canadian federal, state, provincial, municipal or local law, statute, rule, regulation, ordinance, order, judgement, decree, permit, license or other binding determination of any Governmental Agency, as now or at any time hereafter amended or in effect and applicable to any Party, regulating, relating to or imposing liability or standards of conduct concerning the manufacture, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Hazardous Materials, or air emissions, water discharges or otherwise concerning the protection of the outdoor or indoor environment.

          "HEDGING OBLIGATIONS" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

          "INCUR" means to issue, assume, guarantee (or otherwise incur Contingent Obligations with respect to), incur or otherwise become liable for Indebtedness; PROVIDED, HOWEVER, that any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal in a non-interest bearing or other discount security shall be deemed the Incurrence of Indebtedness.

          "INDEBTEDNESS" means, as to any Person, (a) all indebtedness of such Person for borrowed money, (b) that portion of the obligations of such Person under Capital Leases that is properly recorded as a liability on a balance sheet of that Person prepared in accordance with GAAP, (c) any obligation of such Person that is evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of Property or services (OTHER THAN trade or other accounts payable in the ordinary course of business in accordance with customary terms), (e) any obligation of such Person that is secured by a Lien on the assets of such Person, whether or not that Person has assumed such obligation and whether or not such obligation is nonrecourse to the credit of such Person, but only to the extent of the fair market value of the assets so subject to the Lien, (f) obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) obligations of such Person for unreimbursed draws under letters of credit issued for the account of such Person and (h) the net obligations of such Person under any swap agreement. The term "Indebtedness" excludes all obligations under operating leases, determined in accordance with GAAP.

           "INDENTURE" means the Indenture dated October 29, 1997 among the Company, First Trust National Association, as trustee, as in effect on the date of this Agreement.

          "INTANGIBLE ASSETS" means general intangibles as such term is defined in the Uniform Commercial Code.

          "INTEREST PERIOD" means, as to each Eurodollar Tranche, the period commencing and ending on the dates specified by the Company pursuant to
Section 2.1(b), which shall be seven days, fourteen days, one, two, three or six months after the date such period commenced; PROVIDED that: (a) the first day of any Interest Period shall be a Business Day; (b) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next-succeeding Business Day; and (c) no Interest Period shall extend beyond the Maturity Date.

          "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed solely to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

          "INVESTMENT" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of capital stock or other Securities of any other Person or by means of loan, advance, capital contribution, guaranty or other debt or equity participation or interest, or otherwise, in any other Person, INCLUDING any partnership and joint venture interests of such Person in any other Person. The amount of any Investment shall be the amount actually invested, without adjustment for increases or decreases in the value of such Investment.

          "LAWS" means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

          "LENDERS" means each Lender which is an original signatory hereto or which hereafter becomes a party hereto in accordance with Section 9.8.

          "LEP CANADA" means LEP International, Co., a Nova Scotia unlimited liability company, and its successors and permitted assigns. For purposes of this Agreement, LEP Canada shall be deemed to be a Subsidiary of both ILLCAN, Inc. and ILLSCOT, Inc.

          "LIEN" means (whether choate or inchoate, crystallized or fixed, for amounts due or accruing) any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien, deemed trust, reservation, exception, easement, encroachment, title exception, garnishment or distraint right, deposit arrangement, or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, INCLUDING any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest and/or the filing of or agreement to give any financing statement, notice or registration (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code.

          "LOAN" means the $15,000,000 loan made by the Lenders pursuant to
Article II.

          "LOAN DOCUMENTS" means, collectively, this Agreement, the Notes, the Guaranties, and any other certificates, documents or agreements of any type or nature executed and delivered by the Company or any of its Subsidiaries to any of the Creditors concurrently herewith or at any time in the future in furtherance of this Agreement, either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

          "MAJORITY LENDERS" means, as of any date of determination, Lenders whose aggregate Pro Rata Shares, in the aggregate, exceed 50%.

          "MANAGEMENT AGREEMENTS" means (i) the Management Agreement dated October 31, 1996 between William E. Simon & Sons, LLC and the Company and
(ii) the Management Agreement dated as of November 1, 1997 among the Company, TCW Special Credits Fund V - The Principal Fund and Oaktree Capital Management, LLC.

          "MATERIAL ADVERSE EFFECT" means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document,
(b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise) or business operations of the Company and its Restricted Subsidiaries, taken as a whole, or the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, (c) materially impairs or could reasonably be expected to materially impair the ability of the Company and its Restricted Subsidiaries, taken as a whole, to perform the Obligations, or (d) impairs or could reasonably be expected to impair the ability of the Lenders to enforce their legal remedies pursuant to the Loan Documents.

          "MATURITY DATE" means October 15, 2007.

          "MULTIEMPLOYER PLAN" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA.

          "NET AVAILABLE CASH" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) in each case net of (i) all legal, title and recording tax expenses, brokerage commissions, underwriting discounts or commissions or sales commissions and other reasonable fees and expenses (including, without limitation, fees and expenses of counsel, accountants and investment bankers) related to such Asset

Disposition or converting to cash any other proceeds received, and any relocation and severance expenses as a result thereof, and all Federal, state, provincial, foreign and local taxes required to be accrued or paid as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition or made in order to obtain a necessary consent to such Asset Disposition or to comply with applicable law, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition. Further, with respect to an Asset Disposition by a Subsidiary which is not a Wholly Owned Subsidiary, Net Available Cash shall be reduced pro rata for the portion of the equity of such Subsidiary which is not owned by the Company.

          "NET CASH PROCEEDS," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof. In addition, for purposes of the calculations described in Section 5.4, Net Cash Proceeds shall also mean any cash amounts paid to the Company by members of management of the Company or its Subsidiaries in respect of all promissory notes outstanding on the Senior
Note Issue Date and any amounts reflected on the records of the Company as additional paid in capital or equity contributions made in respect of employment-related stock price guarantees entered into prior to the Senior
Note Issue Date.

          "NOTES" means, collectively, any of the promissory notes made by the Company to a Lender evidencing that Lender's Pro Rata Share of the Loan, substantially in the form of Exhibit C, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

          "OBLIGATIONS" means all present and future obligations of every kind or nature of the Company or any other Party at any time and from time to time owed to the

Creditors or any one or more of them under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated or contingent or noncontingent, INCLUDING obligations of performance as well as obligations of payments and INCLUDING interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against the Company or any Party.

          "OPINION OF COUNSEL" means the favorable written legal opinion dated as of the Closing Date of Milbank, Tweed, Hadley & McCloy, special counsel to the Company, together with copies of all factual certificates upon which such counsel have relied.

          "PARTY" means any Person other than the Creditors that now or hereafter is a party to any of the Loan Documents.

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

          "PENSION PLAN" means any "employee pension benefit plan" that is subject to Title IV of ERISA and that is maintained for employees of the Company or any of its ERISA Affiliates, other than a Multiemployer Plan.

          "PERMITTED HOLDERS" means, collectively, the Sponsors and Roger E. Payton.

          "PERMITTED INVESTMENTS" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Persons's primary business is a Related Business; (iii) cash equivalents; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, including without limitation, loans or advances made to employees in respect of stock purchase or other employee benefit plans;
(vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owning to the Company or any Restricted Subsidiary or in satisfaction or judgments and (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for a disposition of Assets as permitted under Section
5.6 and as described in clause (c) of the definition of Asset Disposition.

          "PERMITTED LIENS" means, with respect to any Person, (a) pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings; (c) Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review or time for appeal has not yet expired; (d) Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; (e) Liens in favor or issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; PROVIDED, HOWEVER, that such letters of credit do not constitute Indebtedness; (f) survey exceptions, encumbrances, easements or reservations of, or rights of others for licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(g) Liens securing an Interest Rate Agreement so long as the related Indebtedness is, and is permitted to be under this Agreement, secured by a Lien on the same property securing the Interest Rate Agreement; and (h) leases and subleases of real property which do not interfere with the ordinary conduct of the business of such Person, and which are made on customary and usual terms applicable to similar properties.

          "PERMITTED RIGHT OF OTHERS" means a Right of Others consisting of
(a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease) that does not materially impair the value or use of property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Lien and (c) the reversionary interest of a landlord under a lease of Property.

          "PERSON" means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, estate, unincorporated organization, business association, tribe, firm, joint venture, Governmental Agency or otherwise.

          "PRICING DESIGNATION" means a Pricing Designation, substantially in the form of Exhibit D hereto, properly completed and signed by a Responsible Official of the Company.

          "PRO RATA SHARE" means, as to each Lender, the percentage interest of that Lender in the Loan. As of the Closing Date, ING Capital is the holder of a Pro Rata Share of 100%. From time to time following the Closing Date, the Pro Rata Shares of each Lender shall be subject to adjustment in connection with any assignment to which that Lender is a party in accordance with Section 9.8.

          "PROJECTIONS" means the financial projections attached hereto as
Schedule 4.18.

          "PROPERTY" means any interest in any kind of property or asset, whether real, personal or mixed, movable or immovable, or tangible or intangible.

          "QUARTERLY PAYMENT DATE" means each March 31, June 30, September 30 and December 31, commencing with the first such date to occur subsequent to the Closing Date.

          "REFINANCING INDEBTEDNESS" has the meaning set forth for that term in the Indenture.

          "REGULATIONS D, T, U AND X" means, respectively, Regulations D, T, U and X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulations in substance substituted therefor.

          "RELATED BUSINESS" means any business related, ancillary or complementary to the businesses of the Company on the Senior Note Issue Date.

          "REQUIREMENT OF LAW" means, as to any Person, the articles or certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

          "RESPONSIBLE OFFICIAL" means, (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or (for purposes of Articles II and III only) any other responsible official thereof duly acting on behalf thereof, and, (b) when used with reference to a Person who is an individual, such Person. Any document or certificate hereunder that is signed or executed by a Responsible Official of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of that Person.

          "RESTRICTED PAYMENT" with respect to any Person means (i) the declaration or payment of any dividends or any stock distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person), other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any

Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying of a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or
(iv) the making of any Investment in any Person (other than a Permitted Investment).

          "RESTRICTED SUBSIDIARY" means each Subsidiary of the Company which is not an Unrestricted Subsidiary.

          "RIGHT OF OTHERS" means, as to any Property in which a Person has an interest, (a) any legal or equitable right, title or other interest (OTHER THAN a Lien) held by any other Person in or with respect to that Property and
(b) any option or right held by any other Person to acquire any right, title or other interest in or with respect to that Property, INCLUDING any option or right to acquire a Lien.

          "SALE/LEASEBACK TRANSACTIONS" means an arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to a Person and the Company or a Restricted Subsidiary leases back such Property from such Person.

          "SECURITIES" means any capital stock, share, voting trust certificate, bonds, debentures, notes or other evidences of indebtedness, limited partnership interests or any warrant, option or other right to purchase or acquire any of the foregoing.

          "SENIOR NOTE ISSUE DATE" means October 28, 1997.

          "SENIOR NOTES" means the 9 3/4% Senior Notes of the Company due 2007 issued pursuant to the Indenture.

          "SENIOR OFFICER" means the (a) chief executive officer, (b) chief operating officer, (c) chief financial officer or (d) president, vice-president or treasurer of the Person designated.

          "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

          "SOLVENT" as to any Person shall mean that (a) the sum of the assets of such Person, both at a fair valuation and at present fair salable value, will exceed its liabilities, including contingent liabilities, (b) such Person will have sufficient capital with which to conduct its business as presently conducted and as proposed to be conducted and (c) such Person has not incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of this definition, "debt" means any liability on a claim, and "claim" means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (y) a fight to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

          "SPONSORS" means William E. Simon & Sons, LLC, TCW Special Credits Fund V - The Principal Fund, OCM Principal Opportunities Fund, L.P. and any of their respective affiliates.

          "SUBORDINATED OBLIGATIONS" means (a) any Obligations and Indebtedness of the Company and its Subsidiaries under the Management Agreements, and (b) any other Indebtedness of the Company that is subordinated to the Obligations, all of the provisions of which (including amount, maturity, amortization, interest rate, covenants, defaults and subordination) have been approved in writing as to form and substance by the Administrative Agent with the consent of the Majority Lenders.

          "SUBSIDIARY" means, as of any date of determination and with respect to any Person, any other entity whose financial results are properly consolidated with those of that Person in accordance with GAAP or which, (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person or, (b) in the case of a partnership or joint venture, of which such Person or a Subsidiary of such Person is a general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries, or (c) in the case of any other type of entity, of which such Person or a Subsidiary of such Person is the beneficial owner of the majority in interest of the equity securities.

          "TERMINATION EVENT" means (a) a "reportable event" as defined in
Section 4043 of ERISA (other than a reportable event that is not subject to the provision for 30-day notice to the PBGC), (b) the withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan during the plan year, or from a Pension Plan during any plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination thereof pursuant to Section 4041 of ERISA, (d) the institution of proceedings to terminate a Pension Plan by the PBGC or (e) any other event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan.

          "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company; PROVIDED, HOWEVER, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (b) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 5.4. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) if such Unrestricted Subsidiary at such time has Indebtedness, the Company could Incur $1.00 of additional Indebtedness under Section 5.3(a) and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by the Company to the Administrative Agent by promptly filing with the Administrative Agent a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

          "WHOLLY OWNED SUBSIDIARY" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable Law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

          1.2 USE OF DEFINED TERMS. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

          1.3 ACCOUNTING TERMS. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, EXCEPT as otherwise specifically prescribed herein. In the event that GAAP change during the term of this Agreement such that any of the covenants contained in Article V would then be calculated in a different manner or with different components,
(a) the Company and the Lenders agree to amend this Agreement in such respects as are necessary to conform that covenant as a criterion for evaluating the Company's financial condition to substantially the same criterion as was effective prior to such change in GAAP and (b) the Company shall be deemed to be in compliance with the covenant contained in such Section during the 60-day period following any such change in GAAP and to the extent that the Company would have been in compliance therewith under GAAP as in effect immediately prior to such change.

          1.4 EXHIBITS AND SCHEDULES. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

          1.5 MISCELLANEOUS TERMS. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term "including" is by way of example and not limitation.

                                    ARTICLE II

                                    THE LOAN

          2.1 THE LOAN. (a) Subject to the terms and conditions set forth in this Agreement, on the Closing Date the Lenders shall make a term Loan to
the Company in the principal amount of $15,000,000.   Each Lender shall make
its Pro Rata Share of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent's account number 9301035763 at The Chase Manhattan Bank, N.A. (ABA No. 021-000-021) ref:
Geologistics Corporation. No portion of the Loan which is prepaid or repaid may be reborrowed.

          (b) From time to time, the Company may designate portions of the Loan as Base Rate Tranches or Eurodollar Tranches pursuant to a Pricing Designation which shall specify the date upon which the requested Tranche will commence, amount of such Tranche and whether the Tranche shall be a Base Rate Tranche or a Eurodollar Tranche, and if a Eurodollar Tranche, the last day of the Interest Period with respect thereto (which shall be a date one, two, three or six months after the date of such Loan). Each Pricing Designation must be sent by telecopier or telex to the Administrative Agent, signed by a Responsible Official of the Company.

          (c) Promptly following receipt of a Pricing Designation, the Administrative Agent shall notify each Lender by telephone, telecopier or telex thereof.

          (d) Unless the Majority Lenders otherwise consent, each Tranche shall be in an integral multiple of $100,000, which, in the case of a Eurodollar Tranche is in an amount not less than $500,000, and no more than five Eurodollar Tranches having different Interest Periods may be outstanding at any time.

          (e) Subject to Sections 3.3(c) and (g) hereof, a Pricing Designation shall be irrevocable upon receipt of such Pricing Designation by the Administrative Agent.

          (f) Each Pricing Designation shall be submitted to the Administrative Agent, at the Administrative Agent's Office, not later than 1:00 p.m, New York time, (a) with respect to a request for a Base Rate Tranche, on the Business Day of the requested Loan, and (b) with respect to a request for a Eurodollar Tranche, on the Business Day that is three Business Days prior to the first day of the applicable Interest Period.

          (g) If , as of the date of any maturing Tranche, no Pricing Designation has been submitted within the requisite notice period set forth in this Section, then the Company shall be deemed to have requested a Base Rate Tranche in the amount of the maturing Tranche.

                                   ARTICLE III

                                PAYMENTS AND FEES

          3.1  PRINCIPAL AND INTEREST.

               (a) Interest shall be payable on the outstanding daily unpaid principal amount of the Loan from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth herein before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

               (b) Interest accrued on each Eurodollar Tranche as of the last day of the Interest Period with respect thereto shall be due and payable on that day and, if such Interest Period is longer than three months, on the last day of each three month period, the first of which commences on the first day of such Interest Period, during such Interest Period. Interest accrued on each Base Rate Tranche as of each Quarterly Payment Date shall be due and payable on that day. Except as otherwise provided in Sections 3.3 and 3.4, (i) the unpaid principal amount of each Base Rate Tranche shall bear interest at a fluctuating rate per annum equal to the Base Rate PLUS 1.75% and (ii) the unpaid principal amount of each Eurodollar Tranche shall bear interest at a rate per annum equal to the relevant Eurodollar Rate PLUS 3.25%. Each change in the interest rate applicable to a Base Rate Tranche hereunder shall take effect simultaneously with the corresponding change in the Base Rate. Each change in the Base Rate shall be effective as of 12:01 a.m. on the Business Day on which the change in the Base Rate is announced, unless otherwise specified in such announcement, in which case the change shall be effective as so specified.

          (c) If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable by the Company as follows:

               (i) In the event that the holders of any then outstanding obligations under the Bank Credit Agreement have exercised their rights to be repaid upon the occurrence of any Change of Control Event, then all of the Obligations under this Agreement and the Loan Documents shall be repaid concurrently with the repayment of the obligations under the Bank Credit Agreement;

               (ii) the principal amount of the Notes shall be repaid in an amount equal to the lesser of (a) the principal amount of the Notes then outstanding or (b) 100% of the Net Cash Proceeds of any offering of equity securities of the Company concurrently with the receipt of such Net Cash Proceeds, PROVIDED that the proceeds (A) from private sales of such equity securities to any Person which is a shareholder of the Company which do not exceed $5,000,000 and (B) from routine exercises of employee stock options, employee warrants and employee plans shall not be required to be applied by the Company to repay the Notes for so long as no Default or Event of Default exists; and

               (iii) the principal Indebtedness evidenced by the Notes shall in any event be payable on the Maturity Date.

          (d) VOLUNTARY PREPAYMENT. The Company each may, at any time and from time to time, voluntarily pay or prepay the Notes in whole or in part, EXCEPT that with respect to any voluntary prepayment of the Notes under this
Section:

               (i) the Administrative Agent shall have received written notice of any prepayment before 10:00 a.m., New York time, on the Business Day on which such payment is to be made, which notice shall identify the date and amount of the prepayment;

               (ii) The Company shall pay any Breakage Fees due pursuant to
     Section 3.3(g) with respect to any Eurodollar Tranche in connection with such prepayment; and

              (iii) any partial prepayment shall be in an integral multiple of $1,000,000.

          3.2 UPFRONT FEES. The Company shall pay to the Administrative Agent the fees described in the Administrative Agent's Letter on the dates set forth therein, which fees are for the sole account of the Administrative Agent.

          3.3  INCREASED COSTS.

               (a) If any Lender determines that either (i) the introduction of or any change in any law or regulation or in the interpretation or administration of any Law or regulation by any Governmental Agency charged with the interpretation or administration thereof from the Closing Date or (ii) compliance with any guideline or request from any such Governmental Agency (whether or not having the force of law) has or would have the effect of reducing the rate of return on the capital of the Lender or any corporation controlling the Lender as a consequence of or with reference to the Lender's making or maintaining its Pro Rata Share, or other transaction hereunder below the rate which the Lender or such other corporation could have achieved but for such introduction, change or compliance (taking into account the policies of the Lender or corporation with regard to capital), then the Company shall from time to time, upon demand by the Lender, pay to the Lender additional amounts sufficient to compensate the Lender or other corporation for such reduction. A certificate as to such amounts in reasonable detail, submitted to the Company by a Lender (with a copy to the Administrative Agent), shall be conclusive and binding for all purposes, absent manifest error. Each Lender agrees promptly to notify the Company of any circumstances that would cause the Company to pay additional amounts pursuant to this Section, PROVIDED that the failure to give notice shall not affect the Company's obligation to pay such additional amounts hereunder.

               (b) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto): (i) on any date for determining the Eurodollar Rate for any Interest Period, (A) that by reason of any changes arising after the date of this Agreement affecting the London interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the Eurodollar Rate; or (B) that the relevant Eurodollar Rate shall not represent the effective pricing to such Lender for funding or maintaining its portion of a Eurodollar Tranche, or (ii) such Lender shall at any time incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Tranche in any such case because of (A) any change since the date of this Agreement in any applicable law or governmental rule, regulation, guideline or order or any interpretation thereof and including the introduction of any new law or governmental rule, regulation, guideline or order (such as, for example, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D of the Federal Reserve Board to the extent included in the computation of the Eurodollar Rate), whether or not having the force of law and whether or not failure to comply therewith would be unlawful, or (B) other circumstances materially and adversely affecting the London interbank eurodollar market or the position of such Lender in such market, or (iii) at any time, that the making or continuance by it of any Eurodollar Tranche has become unlawful by compliance by such Lender in good faith with any law or governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) or has become impracticable as a result of a contingency occurring after the date of this Agreement that materially and adversely affects the London interbank eurodollar market, then, and in any such event, such Lender shall, promptly after making such determination, give notice (by telephone promptly confirmed in writing) to the Company and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter, (x) in the case of clause (i) above, the Company's right to request Eurodollar Tranches shall be suspended, and any Pricing Designation given by the Company with respect to any borrowing of Eurodollar Tranches that has not yet been made shall be deemed canceled and rescinded, (y) in the case of clause (ii) above, the Company shall pay to such Lender, upon such Lender's delivery of written demand therefor to the Company with a copy to the Administrative Agent, such additional amounts (in the form of an increased rate of interest, or a different method of calculating interest, or otherwise, as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reduction in amounts received or receivable hereunder and
(z) in the case of clause (iii) above, the Company shall take one of the actions specified in clause (c) below as promptly as possible and, in any event, within the time period required by law. Each request for compensation by a Lender under this clause (b) shall be submitted within 90 days following the date upon which such Lender first becomes aware of the events giving rise to the request for compensation.

               (c) In the case of any Eurodollar Tranche or requested Eurodollar Tranche affected by the circumstances described in clause (b)(iii) above the Company shall, either if any such Eurodollar Tranche has not yet been made but is then the subject of a Pricing Designation, or if any such Eurodollar Tranche is then outstanding, require the affected Lender to convert each such Eurodollar Tranche into a Base Rate Tranche at the end of the applicable Interest Period or such earlier time as may be required by law, in each case by giving the Administrative Agent notice (by telephone promptly confirmed in writing) thereof on the Business Day that the Company was notified by the Lender pursuant to clause (b) above; PROVIDED, however, that all Lenders whose Eurodollar Tranches are affected by the circumstances described above shall be treated in the same manner under this clause (c).

               (d) Promptly after giving any notice to the Company as a result of a circumstance described in Section 3.3(b)(ii) or 3.3(b)(iii), any Lender giving such notice will use good faith efforts to designate one of its offices located at an address other than that set forth on the signature pages hereto as the office at which its portion of the Loan is maintained if such designation will (i) avoid the need for, or reduce the amount of, any payment to which such Lender would otherwise be entitled pursuant to Section
3.3 or causing the Company to take any of the actions described in Section 3.3(c) and (ii) not, in the sole discretion of such Lender, be otherwise disadvantageous to such Lender. If a Lender ("Affected Lender") shall have requested compensation from Company under Sections 3.3(a) or 3.3(b)(ii) hereof to recover additional costs incurred by such Lender which are not being incurred generally by the other Lenders, then the Company may make written demand on such Affected Lender (with a copy to the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignment and Acceptance Agreements sixty Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 9.8(b) (and that are reasonably acceptable to the Administrative Agent) which the Company shall have engaged for such purpose, all of such Affected Lender's rights and obligations under this Agreement and the other Loan Documents in accordance with Section 9.8.

               (e) In the event that the Administrative Agent determines at any time following its giving of notice based on the conditions described in clause (b)(i) above that none of such conditions exist, the Administrative Agent shall promptly give notice thereof to the Company and the Lenders, whereupon the Company's' right to request Eurodollar Tranches from the Lenders and the Lenders' obligation to make Eurodollar Tranches shall be restored.

               (f) In the event that a Lender determines at any time following its giving of a notice based on the conditions described in clause
(b)(iii) above that none of such conditions exist, such Lender shall promptly give notice thereof to the Company and the Administrative Agent, whereupon the Company's' right to request Eurodollar Tranches from such Lender and such Lender's obligation to make Eurodollar Tranches shall be restored.

               (g) The Company each shall compensate each Lender, upon such Lender's delivery of a written demand therefor to the Company, with a copy to the Administrative Agent (which demand shall, absent manifest error, be final and conclusive and binding upon all of the parties hereto), for all reasonable losses, expenses and liabilities incurred by such Lender in connection with the liquidation or reemployment of deposits or funds required by it to make or carry its Eurodollar Tranches, that such Lender sustains (any and all of the foregoing, a "Breakage Fee"): (i) if for any reason (other than a default by such Lender or a circumstance described in Section 3.3(b)(iii) with respect to such Lender) a borrowing of Eurodollar Tranches does not occur on a date specified therefor in a Pricing Designation (whether or not rescinded, canceled or withdrawn or deemed rescinded, canceled or withdrawn), (ii) if any repayment (including, without limitation, payment after acceleration) of any of its Eurodollar Tranches occurs on a date which is not the last day of the Interest Period applicable thereto, (iii) any prepayment of any of its Eurodollar Tranches is not made on any date specified in a notice of prepayment given by the Company or is made on a date other than on the last day of the Interest Period applicable thereto, or (iv) as a consequence of any default by the Company in repaying their Eurodollar Tranches or any other amounts owing hereunder with respect to its Eurodollar Tranches when required by the terms of this Agreement.

               (h) The Lenders shall be entitled to fund all or any portion of the Loan in any manner each Lender may determine in its sole discretion, including, without limitation, in the Grand Cayman interbank market, the London interbank market and within the United States, but all calculations and transactions hereunder shall be made on the assumption that such Lender has funded its relevant Eurodollar Tranche through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such Eurodollar Tranche with a maturity equivalent to the Interest Period applicable to such Eurodollar Tranche, and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America, PROVIDED that each Lender may fund its Eurodollar Tranches in any manner that it in its sole discretion chooses and the foregoing assumption shall only be made in order to calculate amounts payable under this Section.

          3.4 COMPUTATION OF INTEREST AND FEES. Computation of interest under this Agreement and the other Loan Documents shall be made on the basis of a year of 360 days and the actual number of days elapsed. If any payment to be made by the Company or any other Party under any Loan Document shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest.

          3.5  MANNER AND TREATMENT OF PAYMENTS.

               (a) Each payment hereunder with respect to the Notes or under any other Loan Document shall be made to the Administrative Agent, at the Administrative Agent's account number 9301035763 at The Chase Manhattan Bank, N.A., (ABA #021-000-021 ref: Geologistics Corporation), for the account of each of the Lenders or the Administrative Agent, as the case may be, in immediately available funds not later than 1:00 p.m., New York time, on the day of payment (which must be a Business Day); PROVIDED, however, that the Company shall provide a minimum of one hour's prior notice of any payments to be made after 11:30 a.m., New York time. All payments received after the deadlines described above on any particular Business Day and of which the Administrative Agent did not receive at least one hour's prior notice, shall be deemed received on the next succeeding Business Day, unless the Company provide to the Administrative Agent reasonably satisfactory evidence that it had initiated on a prior Business Day a wire transfer of funds to be immediately available on the particular Business Day, in which case such payment (whenever received) shall be deemed received on the particular Business Day. The amount of all payments received by the Administrative Agent for the account of each Lender shall be paid by the Administrative Agent to the applicable Lender in immediately available funds on the same day received by the Administrative Agent (provided that payments received by the Administrative Agent after 1:00 p.m, New York time on any Business Day, and all payments received after 11:30 a.m., New York time, on any particular Business Day and of which the Administrative Agent did not receive at least one hour's prior notice, shall be deemed to be received on the next Business Day). All payments shall be made in lawful money of the United States of America.

               (b) Each Lender shall use its best efforts to keep a record of payments received by it with respect to its Note and, subject to Section 8.6(g), such record shall be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, no Lender shall be liable to any party for any failure to keep such a record.

               (c) Each payment of any amount payable by the Company or any other Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority (other than taxes on income, gross receipts or net worth generally applicable to banks or financial institutions). To the extent that the Company is obligated by applicable Law to make any deduction or withholding on account of taxes, assessments or other charges imposed by any Governmental Agency from any amount payable to any Lender under this Agreement, the Company shall make such deduction or withholding and pay the same to the relevant Governmental Agency and pay such additional amount to that Lender as is necessary to result in that Lender's receiving a net after-tax (or after assessment or after-charge) amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Lender on account of such taxes, assessments or other charges, that Lender shall refund such excess to the Company.

               (d) Each Lender that is organized outside the United States of America shall promptly, and in any event prior to the due date of any payment by the Company hereunder, deliver to the Company an Internal Revenue Service Form 4224 and any other certificate or statement or exemption required by applicable Laws, properly completed and duly executed by such Lender, to establish that such payment is not subject to withholding under the Code because such payment is effectively connected with the conduct by such Lender of a trade or business in the United States of America. Unless the Company and the Administrative Agent have received such Form or other documents satisfactory to them indicating that payments hereunder or under the Notes are not subject to United States withholding tax, the Company or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the Laws of a jurisdiction outside the United States of America and Section 3.5(c) shall not apply thereto.

          3.6 FAILURE TO CHARGE NOT SUBSEQUENT WAIVER. Any decision by the Administrative Agent or any Lender not to require payment of any interest, fee, costs or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion, shall in no way limit or be deemed a waiver of the Administrative Agent's or such Lender's right to require full payment of any interest, fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method, on any other or subsequent occasion.

          3.7 ADMINISTRATIVE AGENT'S RIGHT TO ASSUME PAYMENTS WILL BE MADE BY THE COMPANY. Unless the Administrative Agent shall have been notified by the Company prior to the date on which any payment to be made hereunder that such the Company does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that the Company has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender's share of such assumed payment. If the Company has not in fact remitted such payment to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon with respect to each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at a rate per annum equal to the Federal Funds Rate for such period.

          3.8 FEE AND COST DETERMINATION DETAIL. The Administrative Agent and each Lender shall provide reasonable detail to the Company regarding the manner in which the amount of any payment to the Administrative Agent or that Lender under this Agreement has been determined.

          3.9  SURVIVABILITY.  All of the Company's obligations under Section
3.3 shall survive for three months following the date on which the Loan is fully paid; PROVIDED, however, that such obligations shall not, from and after the date on which the Loan is fully paid, be deemed Obligations for any purpose under the Loan Documents.

                                   ARTICLE IV

                          REPRESENTATIONS AND WARRANTIES

     The Company represents and warrants to the Lenders that, in each case after giving effect to the transactions contemplated hereby:

          4.1 SOLVENCY. On the Closing Date and after giving effect to the transactions contemplated hereby, the Company and each Restricted Subsidiary shall be Solvent.

          4.2 EXISTENCE AND QUALIFICATION, POWER, COMPLIANCE WITH LAWS. The Company is a corporation duly formed, validly existing and in good standing under the Laws of Delaware. The Company is duly qualified to transact business, and is in good standing in Delaware and each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, EXCEPT where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. The Company has all requisite corporate power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a Party and to perform the Obligations to be performed by it thereunder. The Company and its Guarantor Subsidiaries have each duly executed and delivered each Loan Document to which each is a party. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, non-assessable and issued in compliance with all applicable state, provincial and federal securities and other Laws. As of the Closing Date, there are 5,000,000 shares of common stock of the Company authorized and (as of July 10, 1998) 2,128,893 shares of common stock of the Company issued and outstanding and not less than eighty percent (80%) of the issued and outstanding shares of the capital stock of the Company are then owned collectively by the Sponsors and the management of the Company and its Subsidiaries. No Person holds any option, warrant or other right to acquire any shares of capital stock of the Company except as disclosed in the Bank Credit Agreement Schedules. The Company is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all Filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, EXCEPT where the failure so to comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

          4.3 AUTHORITY; COMPLIANCE WITH OTHER AGREEMENTS AND INSTRUMENTS AND GOVERNMENT REGULATIONS. The execution, delivery and performance by each of the Company and its Restricted Subsidiaries of the Loan Documents to which it is a Party have been duly authorized by all necessary corporate action, and do not:

               (a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of such Party;

               (b) Violate or conflict with any provision of such Party's charter, consenting documents, articles of incorporation or bylaws, as applicable;

               (c) Result in or require the creation or imposition of any Lien or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such Party;

               (d)  Violate any Requirement of Law applicable to such Party;

               (e) Constitute a "transfer of an interest" or an "obligation incurred" that is avoidable by a trustee under Section 548 of the Bankruptcy Code of 1978, as amended, or constitute a "fraudulent conveyance," "fraudulent obligation" or "fraudulent transfer" within the meanings of the Uniform Fraudulent Conveyance Act or Uniform Fraudulent Transfer Act or any similar law, as enacted in any jurisdiction; or

               (f) Result in a breach of or default under or would, with the giving of notice or the lapse of time or both, constitute a breach of or default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound or affected; and neither the Company nor any of its Subsidiaries is in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement, in any respect that constitutes a Material Adverse Effect.

          4.4 NO GOVERNMENTAL APPROVALS REQUIRED. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is required to authorize or permit under applicable Laws the execution, delivery and performance by the Company and each of its Guarantor Subsidiaries of the Loan Documents to which it is a Party.

          4.5  SUBSIDIARIES.

               (a) Schedule 4.5 hereto correctly sets forth as of the Closing Date the names, the form of legal entity, jurisdictions of organization and the number of shares of capital stock issued and outstanding of each Guarantor Subsidiary of the Company formed since December 1, 1997. As of the Closing Date, the Company does not own any capital stock or equity interest in any Person other than its Subsidiaries. Unless otherwise indicated on Schedule 4.5 or described in the Bank Credit Agreement Schedules, as of the Closing Date, all of the outstanding shares of capital stock or all of the units of equity interest, as the case may be, of each Guarantor Subsidiary are owned of record and beneficially by the Person designated on Schedule 4.5 (or so described), there are no outstanding options, warrants or other rights to purchase capital stock of any Guarantor Subsidiary, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid, nonassessable, and were issued in compliance with all applicable Laws, and are free and clear of all Liens and Rights of Others, EXCEPT for Permitted Liens and Permitted Rights of Others.

               (b) Each Guarantor Subsidiary is a legal entity, duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary (EXCEPT where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its Properties.

               (c) Each Guarantor Subsidiary is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business EXCEPT where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not constitute a Material Adverse Effect.

          4.6  FINANCIAL STATEMENTS.  The Company has furnished to the Lenders
(a) the audited financial statements of the Company and its Subsidiaries as at December 31, 1997, (b) and the unaudited consolidated and consolidating financial statements of the Company and its Subsidiaries as of March 31, 1998. The financial statements described above fairly present the financial condition and the results of operations of the Persons described as at such dates and for such periods in accordance with GAAP consistently applied, subject to year-end adjustments and the absence of footnotes.

          4.7  NO OTHER LIABILITIES; NO MATERIAL ADVERSE EFFECT.   Except as
disclosed on Schedule 4.7, as of the Closing Date, the Company and its Restricted Subsidiaries do not and will not have any material liability or material contingent liability not reflected or disclosed in the financial
statements described in Section 4.6.   Except as otherwise disclosed in writing
to the Lenders prior to the Closing Date, there has been no event or circumstance that has occurred that constitutes a Material Adverse Effect since December 31, 1997 or at the Closing Date.

          4.8 TITLE TO PROPERTY. As of March 31, 1998, the Company and its Subsidiaries have, good and valid title to all the Property reflected in the financial statements described in Section 4.6 other than Property subsequently sold or disposed of in the ordinary course of business, free and clear of all Liens and Rights of Others, other than Permitted Liens and Permitted Rights of Others and as otherwise permitted by Section 5.10.

          4.9 INTANGIBLE ASSETS. Except as set forth in the Bank Credit Agreement Schedules and on Schedule 4.9, the Company and its Restricted Subsidiaries own, or possess the right to use to the extent necessary in their respective businesses, all trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their respective businesses as now operated and which are material to the condition (financial or otherwise), business or operations of the Company and its Restricted Subsidiaries, taken as a whole, and no such

Intangible Asset, to the Best Knowledge of the Company, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.

          4.10 GOVERNMENTAL REGULATION. Neither the Company nor any of its Guarantor Subsidiaries is subject to regulation under any Law limiting or regulating its ability to incur Indebtedness for money borrowed.

          4.11 LITIGATION. As of the Closing Date, there are no actions, suits, proceedings or investigations pending as to which the Company or its Guarantor Subsidiaries have been served or have received notice or, to the Best Knowledge of the Company, have been threatened against or affecting the Company or its Guarantor Subsidiaries or any Property of any of them before any Governmental Agency that individually could be reasonably expected to (i) result in an adverse decision which could, in a manner not involving the payment of money, materially and adversely affect the condition (financial or otherwise) or business operations of the Company and its Guarantor Subsidiaries, taken as a whole, or the properties and assets of the Company and its Subsidiaries, taken as a whole, or (ii) in any manner draw into question the validity or enforceability of any Loan Document. As of the Closing Date, except as set forth in the Bank Credit Agreement Schedules and on Schedule 4.11, there are no actions, suits, proceedings or investigations pending as the Company and its Guarantor Subsidiaries, or, to the Best Knowledge of the Company and its Guarantor Subsidiaries, threatened against or affecting the Company or its Guarantor Subsidiaries which could reasonably be expected to result in a judgment in excess of $500,000 (other than a money judgment covered by insurance as to which the insurance the Company has not disclaimed or reserved the right to disclaim coverage) being entered or filed against the Company or any of its Guarantor Subsidiaries.

          4.12 BINDING OBLIGATIONS. Each of the Loan Documents to which the Company or any of its Guarantor Subsidiaries is a Party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, EXCEPT as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

          4.13 NO DEFAULT. As of the Closing Date, and giving effect to each of the transactions contemplated to occur thereon, no event has occurred and is continuing that is a Default or an Event of Default.

          4.14 ERISA.

               (a) EXCEPT as disclosed in the Bank Credit Agreement Schedules, neither the Company nor any ERISA Affiliate maintains, contributes to or is required to or will maintain, contribute to or will be required to contribute to, any "employee pension benefit plan" that is subject to Title IV of ERISA.

               (b) With respect to each Pension Plan and except as may be otherwise therein described:

                 (i) such Pension Plan complies in all material respects with ERISA and any other applicable Laws;

                (ii) such Pension Plan has not incurred any material "accumulated funding deficiency," as that term is defined in Section 302 of ERISA;

               (iii) no "reportable event" (as defined in Section 4043 of ERISA) has occurred that would subject the Company or any of its ERISA Affiliates to any liability with respect to such Pension Plan that would constitute a Material Adverse Effect;

                (iv) neither the Company nor any ERISA Affiliate thereof has engaged in any nonexempt "prohibited transaction" (as defined in Section 4975 of the Code) that would subject the Company or any of its ERISA Affiliates to any penalty that would constitute a Material Adverse Effect;

                 (v) no Termination Event has occurred or may reasonably be expected to occur that would constitute a Material Adverse Effect;

                (vi) no material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Pension Plan,

          Multiemployer Plan or any trust related thereto has been, or is expected by the Company or any of its ERISA Affiliates to be, incurred by the Company or any of its ERISA Affiliates that would constitute a Material Adverse Effect;

               (vii) neither the Company nor any of its ERISA Affiliates has any contingent liability with respect to any post-retirement benefit under any "Welfare plan" (as defined in Section 3(1) of ERISA) that would constitute a Material Adverse Effect, other than liability for continuation coverage under Part 6 of Title I of ERISA; and

              (viii) no lien under Section 412(n) of the Code or 302(f) of ERISA or requirement to provide security under Section 401(a)(29) of the Code or Section 307 of ERISA has been or is reasonably expected by the Company or any of its ERISA Affiliates to be imposed on the assets of the Company or any member of its ERISA Affiliates that would constitute a Material Adverse Effect.

               (c) As of the Closing Date, all contributions required to be made by the Company or any of its ERISA Affiliates to a Multiemployer Plan have been made.

          4.15 REGULATIONS T, U AND X. No part of the proceeds of the Loan will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any "margin stock" (as such term is defined in Regulations T, U and X) in violation of Regulations T, U or X. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such "margin stock."

          4.16 DISCLOSURE. No written statement made by a Senior Officer of the Company or any of its Subsidiaries to any Creditor in connection with this Agreement, or in connection with the Loan, as such statement may be amended, modified or supplemented prior to the Closing Date, contains any untrue statement of a material fact or omits a material fact necessary in order to make the statement made not misleading in light of all the circumstances existing at the date the statement was made. To the Best Knowledge of the Company there is no fact (other than matters of a general economic nature or matter generally applicable to businesses of the types engaged in by the

Company and its Subsidiaries) that would constitute a Material Adverse effect that has not been disclosed in writing to the Administrative Agent and the Lenders.

          4.17 TAX LIABILITY. Except as disclosed in the Bank Credit Agreement Schedules, the Company and its Guarantor Subsidiaries have filed all material tax returns that are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by the Company or any of its Guarantor Subsidiaries, EXCEPT:

               (a) taxes for which the Company or its relevant Guarantor Subsidiaries have been fully indemnified;

               (b) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate accounting reserves have been established and maintained; and

               (c) such minor taxes involving not more than $25,000 in potential liability in any particular instance (or more than $100,000 in the aggregate) imposed by a political subdivision of a State of the United States of America or the United Kingdom.

          To the Best Knowledge of the Company, there is no tax assessment contemplated or proposed by any Governmental Agency against the Company or any of its Guarantor Subsidiaries that would constitute a Material Adverse Effect OTHER than as of each date subsequent to the Closing Date, such contemplated or proposed tax assessments with respect to which the Company (i) has promptly notified Administrative Agent in writing of its knowledge and (ii) the Company or the appropriate Guarantor Subsidiary of the Company has in good faith commenced, and thereafter diligently pursued, appropriate proceedings in opposition to such assessments.

          4.18 PROJECTIONS. As of the Closing Date, to the Best Knowledge of the Company, the assumptions set forth in the Projections attached hereto as
Schedule 4.18 are reasonable and consistent with each other and with all facts known to any Senior Officer of the Company, and in the reasonable judgment of the Company, no material assumption is omitted as a basis for the Projections, and the Projections are reasonably based on such assumptions. Nothing in this Section shall be construed as a representation or covenant that the Projections in fact will be achieved.

          4.19 EMPLOYEE MATTERS. Except as disclosed on the Bank Credit Agreement Schedules and on Schedule 4.19, there is no strike or work stoppage in existence or threatened involving the Company or its Guarantor Subsidiaries, and no such strike or work stoppage may reasonably be expected to result in or constitute a Material Adverse Effect.

          4.20 HAZARDOUS MATERIALS. Except as specifically described in the Bank Credit Agreement Schedules and on Schedule 4.20, neither the Company nor any of its Guarantor Subsidiaries, nor any predecessor in title or any third person at any time occupying or present on the real property owned or leased at any time by the Company or any of its Guarantor Subsidiaries, has disposed of, discharged, released or threatened the release of any material amount of Hazardous Materials on, from or under such real property in any manner that violates any Hazardous Materials Laws which violation could reasonably be expected to have a Material Adverse Effect. Except as specifically described in the Bank Credit Agreement Schedules and on Schedule 4.20, there have been no actions, events, conditions or circumstances that might cause the Company or any Guarantor Subsidiary to incur response costs under environmental Law, or costs relating to personal or property injury relating to owned or leased real property, except as would not individually or in the aggregate have a Material Adverse Effect. Except as specifically described in the Bank Credit Agreement Schedules and on Schedule 4.20, no real property owned or leased by the Company or any of its Guarantor Subsidiaries or portion thereof is or has been utilized by the Company or any of its Guarantor Subsidiaries as a site for the manufacture, handling, treatment, storage or disposal of any Hazardous Materials and all such real property is in compliance in all material respects with all Hazardous Materials Laws. To the extent that any Hazardous Materials have been, or are used, generated or stored by the Company or any of its Guarantor Subsidiaries on any real property, or transported to or from such real property by the Company or its Guarantor Subsidiaries, such use, generation, storage and transportation have been, and are, in compliance in all material respects with all Hazardous Materials Laws. For the purposes of this Section, the phrase "real property owned or leased" includes, without limitation, any real property which is in the charge, management or control of the Company or any of its Guarantor Subsidiaries or otherwise for which the Company or any of its Guarantor Subsidiaries may be liable or responsible under any Hazardous Materials Laws.

          4.21 LABOR DISPUTES. Except as set forth in the Bank Credit Agreement Schedules and on Schedule 4.21, there is no collective bargaining agreement or other labor contract covering any employees of the Company or its Guarantor Subsidiaries except for that covering employees of any Canadian Subsidiaries of the Company.

                                   ARTICLE V
                                   COVENANTS

          5.1 PAYMENT OF NOTES. The Company shall promptly pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and in this Agreement.

          5.2 SEC REPORTS. The Company shall file with the Commission and provide to the Administrative Agent and Lenders, within 15 days after it files them with the Commission, copies of the annual reports and the information, documents and other reports which it is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission (unless the Commission will not accept such a filing) and provide the Administrative Agent and Lenders with the annual reports and the information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

          Delivery of such reports, information and documents to the Administrative Agent is for informational purposes only and the Administrative Agent's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company's compliance with any of its covenants hereunder (as to which the Administrative Agent is entitled to rely exclusively on Certificates of Responsible Officials).

          5.3  LIMITATION ON INDEBTEDNESS.   (a) (i)  The Company shall not
Incur, directly or indirectly, any Indebtedness unless, on the date of such Incurrence, the Consolidated Coverage Ratio exceeds 2.25 to 1.0 and (ii) none of the Restricted Subsidiaries of the Company shall Incur, directly or indirectly, any Indebtedness unless, on the date of such Incurrence, the Consolidated Coverage Ratio exceed 2.50 to 1.0.

          (b) Notwithstanding Section 5.3(a), the Company and the Restricted Subsidiaries may Incur any or all of the following Indebtedness:

          (i) Indebtedness (including reimbursement obligations in respect of letters of credit outstanding under the Bank Credit Agreement that are Indebtedness) Incurred pursuant to any Bank Credit Agreement or any other credit or loan agreement in an aggregate principal amount which, when taken together (without duplication) with the principal amount of all other Indebtedness Incurred pursuant to this clause (i) and then outstanding, does not exceed $100,000,000;

          (ii) Indebtedness of the Company or any Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company or such Restricted Subsidiary;

          (iii) the Notes, the Guaranties or any Indebtedness the proceeds of which are used to refinance the Notes in full;

          (iv) Indebtedness (including reimbursement obligations in respect of letters of credit or guarantees outstanding under Foreign Credit Agreements that are Indebtedness) Incurred pursuant to any Foreign Credit Agreement; PROVIDED, that the aggregate principal amount of all such Indebtedness outstanding at any time under all such Foreign Credit Agreements shall not exceed $30,000,000;

          (v) Indebtedness outstanding on the Senior Note Issue Date (other than Indebtedness described in clause (i), (ii), (iii) or (iv) of this Section 5.3(b));

          (vi) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) of this Section 5.3 or pursuant to clause (iii) or (v) of this Section 5.3(b) or this Section 5.3(b)(vi);

          (vii) Indebtedness in respect of customs duties guarantees, equipment leases, performance bonds, bankers, acceptances, letters of credit and surety or appeal bonds entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

          (viii) Hedging Obligations consisting of Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company or any Restricted Subsidiary hereunder;

          (ix) Indebtedness of the Company or any Restricted Subsidiary consisting of obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets by the Company or any Restricted Subsidiary permitted hereunder;

          (x) Indebtedness incurred by the Company or any Restricted Subsidiary, constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers, compensation claims, self-insurance or similar matters, or other Indebtedness with respect to reimbursement obligations regarding workers, compensation claims; provided, however, that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence; and

          (xi) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (i) through (x) above or Section 5.3(a)), does not exceed, when aggregated with the principal amount of the Notes then outstanding, $15,000,000.

          (c) Notwithstanding the foregoing, neither the Company nor any Restricted Subsidiary shall Incur any Indebtedness pursuant to the foregoing
Section 5.3(b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes or the Guaranties, as applicable, to at least the same extent as such Subordinated Obligations.

          (d)  For purposes of determining compliance with this Section 5.3,
(i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and
(ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

          5.4 LIMITATIONS ON RESTRICTED PAYMENTS. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes, and after giving effect to, the proposed Restricted Payment: (i) a Default shall have occurred and be continuing (or would result therefrom); (ii) the Company or such Restricted Subsidiary, as applicable, is not able to Incur an additional $1.00 of Indebtedness under Section 5.3(a); or (iii) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Senior Note Issue Date would exceed the sum of:

          (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period ) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Notes are originally issued to the end of the most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

          (B) the aggregate Net Cash Proceeds received by the Company from capital contributions or the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Senior Note Issue Date (other than an issuance or sale to a Subsidiary of the Company);

          (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Senior Note Issue Date, of any Indebtedness of the Company or a Restricted Subsidiary for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange), whether pursuant to the terms of such Indebtedness or pursuant to an agreement with a creditor to engage in an equity for debt exchange; and

          (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from the receipt of dividends, repayments of loans or advances or other transfers of assets or proceeds from the disposition of Capital Stock or other distributions or payments, in each case to the Company or any Restricted Subsidiary from, or with respect to interests in Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted
     Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary subsequent to the Senior Note Issue Date.

          (b)    The provisions of Section 5.4(a) shall not prohibit:

          (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than (A) Disqualified Stock or (B) Capital Stock issued or sold to a Subsidiary of the Company) or out of the proceeds of a substantially concurrent capital contribution to the Company; PROVIDED, HOWEVER, that (x) such purchase, capital contribution or redemption shall be excluded in the calculation of the amount of Restricted Payments and (y) the Net Cash Proceeds from such sale of Capital Stock or capital contribution shall be excluded from Section 5.4(a)(iii)(B);

          (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the net proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to Section 5.3; PROVIDED, HOWEVER, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

          (iii) dividends paid within 60 days after the late of declaration thereof if at such date of declaration such dividend would have complied with Section 5.4(a); PROVIDED, HOWEVER, that such dividend will be included in the calculation of the amount of Restricted Payments;

          (iv) the repurchase of Capital Stock of the Company from directors, officers or employees of the Company pursuant to the terms of an employee benefit plan or employment or other agreement; provided that the aggregate amount of all such repurchases shall not exceed $3,000,000 in any fiscal year, and $10,000,000 in total;

          (v) up to an aggregate of $10,000,000 of Restricted Payments by the Company, so long as after giving effect to any such Restricted Payment on pro forma basis the Company could incur an additional $1.00 of Indebtedness under Section 5.3(a)(i); and

          (vi) Investments in Unrestricted Subsidiaries or joint ventures in an amount not to exceed $10,000,000 at any time outstanding.

          5.5 LIMITATION ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (a) to pay dividends or make any other, distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company,
(b) to make any loans or advances to the Company or (c) to transfer any of its property or assets to the Company, except:

          (i) any encumbrance or restriction pursuant to any Bank Credit Agreement, any Foreign Credit Agreement or any other agreement in effect at or entered into on the Senior Note Issue Date;

          (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

          (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this Section 5.5 or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or
     (ii) of this Section 5.5 or this clause (iii); provided, however, that the encumbrances and restrictions with respect to any such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Lenders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements;

          (iv) any such encumbrance or restriction (A) consisting of customary non-assignment provisions in leases to the extent such provisions restrict the subletting, assignment or transfer of the lease or the property leased thereunder or in purchase money financing or (B) by virtue of any Indebtedness, transfer, option or right with respect to, or any Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Agreement;

          (v) in the case of Section 5.5(iii), restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

          (vi) encumbrances or restrictions imposed by operation of any applicable law, rule, regulation or order;

          (vii) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; and

          (viii) any restriction imposed during an event of default under an agreement governing Indebtedness of any Foreign Subsidiary so long as such Indebtedness is permitted by Section 5.3.

          5.6 LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition, and at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to either (i) prepay, repay, redeem or purchase (and permanently reduce the commitments under) Indebtedness under any Bank Credit Agreement or any Foreign Credit Agreement or that is otherwise secured by its assets subject to such Asset Disposition within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash (the "Receipt Date") or (ii) to the extent the Company elects, to acquire Additional Assets, PROVIDED, HOWEVER, that the Company shall be required to commit such Net Available Cash to the acquisition of Additional Assets within one year from the later of the date of such Asset Disposition or the Receipt Date and shall be required to consummate the acquisition of such Additional Assets within 18 months from the Receipt Date; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to make an offer pursuant to paragraph (b) below to the Lenders to repay Notes at the times and in the amounts described in clause
(b) of this Section; and (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) to any other application or use not prohibited by this Agreement. Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply the Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this paragraph exceeds $5,000,000 (at which time, the entire unutilized Net Available Cash, and not just the amount in excess of $5,000,000, shall be applied pursuant to this paragraph). Pending application of Net Available Cash pursuant to this Section 5.6, such Net Available Cash shall be invested in Permitted Investments.

          For the purposes of this Section 5.6, the following are deemed to be cash or cash equivalents: (x) the express, assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition, and (y) Notes received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 90 days of closing the transaction.

          (b) Unless each affected Lender otherwise consents, in the event of an Asset Disposition that requires the repayment of Notes pursuant to Section 5.6(a)(ii)(B), the Company will be required to repay the principal amount of the Notes in an amount which is proportionately equal to any prepayment or repurchase of the Senior Notes in accordance with section 4.6 of the Indenture, concurrently with the making of the offer contemplated by that Section, and shall make its repayment of the Notes concurrently with the making of any required repurchase or repayment of the Senior Notes.

          5.7 LIMITATION ON TRANSACTIONS WITH AFFILIATES. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company other than the Company or a Restricted Subsidiary (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in a comparable transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $2,000,000, (i) are set forth in writing and (ii) have been approved by a majority of the members of the Board of Directors of the Company having no material personal financial stake in such Affiliate Transaction, and (3) if such Affiliate Transaction involves an amount in excess of $7,500,000, have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company or its Restricted Subsidiary, as the case may be.

          (b)    The foregoing provisions of Section 5.7(a) shall not prohibit
(i) any Permitted Investment or Restricted Payment permitted to be made pursuant to Section 5.4, or any payment or transaction specifically excepted from the definition of Restricted Payment, (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, collective bargaining arrangements, employee benefit plans, health and life insurance plans, deferred compensation plans, directors, and officers, indemnification agreements, retirement or savings plans, stock options and stock ownership plans or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business and approved by the Board of Directors of the Company or any Restricted Subsidiary, (iii) the grant of stock options or similar rights to employees and directors pursuant to plans approved by the Board of Directors of the Company or the board of directors of the relevant Restricted Subsidiary (iv) loans or advances to officers, directors or employees heretofore or hereafter entered into in the ordinary course of business or pursuant to compensation plans or employment agreements approved by the board of directors of the Company or any Restricted Subsidiary, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Subsidiaries who are not employees of the Company or its Restricted Subsidiaries, (vi) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, (vii) the purchase of or the payment of Indebtedness of or monies owed by the Company or any of its Restricted Subsidiaries for goods or materials purchased, or services received, in the ordinary course of business, (viii) management agreements between the Company or any of its Restricted Subsidiaries and one or more Permitted Holders, or any of their respective Affiliates providing for management fees not to exceed $350,000 per year to William E. Simon & Sons, LLC ("WESS") or any of its Affiliates and $350,000 per year to Oaktree Capital Management, LLC, TCW Special Credits Fund - V - Principal Fund or any of their Affiliates; and (ix) the performance of the agreement between WESS, W.E. Myers
& Co. and William E. Myers, Jr. as in effect on the Senior Note Issue Date.

          5.8 COMPLIANCE CERTIFICATES. The Company shall deliver to the Administrative Agent within 120 days after the end of each fiscal year of the Company an Certificate executed by a Senior Officer of the Company, stating that in the course of the performance by the signers of their duties as officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during the previous year. If they do, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto. The Company also shall comply with Section 314(a)(4) of the Trust Indenture Act.

          5.9 FURTHER INSTRUMENTS AND ACTS. Upon request of the Administrative Agent, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

          5.10 LIMITATION ON LIENS. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien on any of its property or assets, now owned or hereafter acquired, securing any obligation unless concurrently with the creation of such Lien effective provision is made to secure the Notes and the Guaranties equally and ratably with such obligation for so long as such obligation is so secured; PROVIDED, that, if such obligation is a Subordinated Obligation, the Lien securing such obligation shall be subordinated and junior to the Lien securing the Notes and the Guaranties with the same or lesser relative priority as such Subordinated Obligation shall have been with respect to the Notes and the Guaranties. The preceding restriction shall not require the Company or any Restricted Subsidiary to secure the Notes or the Guaranties if the Lien consists of the following:

          (a) Liens on accounts receivable of the Company and its Restricted Subsidiaries to secure Indebtedness permitted to be incurred pursuant to paragraph (a) or clause (vii) or (x) of paragraph (b) of Section 5.3;

          (b) Liens created by the Agreement, Liens under any Bank Credit Agreement, Liens under any Foreign Credit Agreement and Liens existing as of the Senior Note Issue Date;

          (c)    Permitted Liens;

          (d) Liens to secure Indebtedness issued by the Company or a Restricted Subsidiary for the purpose of financing all or a part of the purchase price of assets or property acquired or constructed in the ordinary course of business after the Senior Note Issue Date; PROVIDED, however, that (a) the aggregate principal amount (or accredited value in the case of Indebtedness issued at a discount) of Indebtedness so issued shall not exceed the lesser of the cost or fair market value, as determined in good faith by the Board of Directors of the Company, of the assets or property so acquired or constructed, (b) the Indebtedness secured by such Liens shall have been permitted to be Incurred under Section 5.3 and (c) such Liens shall not encumber any other assets or property of the Company or any of its Restricted Subsidiaries other than such assets or property or any improvement on such assets or property and shall attach to such assets or property within 90 days of the construction or acquisition of such assets or property;

          (e) Liens on the assets or property of a Restricted Subsidiary existing at the time such Restricted Subsidiary becomes a Restricted Subsidiary and not issued as a result of (or in connection with or in anticipation of) such Restricted Subsidiary becoming a Restricted Subsidiary; PROVIDED, however, that such Liens do not extend to or cover any other property or assets of the Company or any of its other Restricted Subsidiaries;

          (f) Liens securing Capital Lease Obligations incurred in accordance with Section 5.3;

          (g) Liens with respect to Sale/Leaseback Transactions or other Indebtedness permitted by Section 5.3(b)(xi);

          (h) Liens securing Indebtedness issued to refinance Indebtedness which has been secured by a Lien permitted under this Agreement and is permitted to be refinanced under this Agreement; PROVIDED, HOWEVER, that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced; or

          (i) Liens on assets of the Company or any of its Restricted Subsidiaries, securing Indebtedness in an aggregate principal amount not to exceed $10,000,000.

          5.11   LIMITATION ON SALE\LEASEBACK TRANSACTIONS.    The Company shall
not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Company or such Restricted Subsidiary would be (A) in compliance with Section 5.3 immediately after giving effect to such Sale/Leaseback Transaction and (B) entitled to create a Lien on such property securing the Attributable Debt with respect to such Sale/Leaseback Transaction without securing the Notes pursuant to Section 5.10, (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors of the Company) of such property and (iii) the Company or such Restricted Subsidiary applies the proceeds of such transaction in compliance with Section 5.6.

          5.12 LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. The Company shall not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock to any Person (other than to the Company or a Wholly Owned Subsidiary) or permit any Person (other than the Company or a Wholly Owned Subsidiary) to own any Capital Stock of a Restricted Subsidiary, if in either case as a result thereof such Restricted Subsidiary would no longer be a Restricted Subsidiary; PROVIDED, HOWEVER, that this provision shall not prohibit (x) the Company or any Restricted Subsidiary from selling, leasing or otherwise disposing of all of the Capital Stock of any Restricted Subsidiary or (y) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Agreement. The foregoing shall not apply to any Lien granted on the Capital Stock of a Restricted Subsidiary.

          5.13 PAYMENT OF TAXES AND OTHER CLAIMS. The Company shall, and shall cause each of its Restricted Subsidiaries to, pay or discharge or cause, to be paid or discharged, before the same shall become delinquent, all taxes, assessments and governmental charges levied or imposed upon its or its Restricted Subsidiaries, income, profits or property; PROVIDED, HOWEVER, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate negotiations or proceedings and for which disputed amounts adequate reserves have been made in accordance with GAAP.

          5.14 CORPORATE EXISTENCE. Subject to Section 5.16 and Section 5.6, the Company shall do or cause to be done, at its own cost and expense, all things necessary to, and will cause each of its Restricted Subsidiaries to, preserve and keep in full force and effect the corporate or partnership existence and rights (charter and statutory), licenses and/or franchises of the Company and each of its Restricted Subsidiaries; PROVIDED, HOWEVER, that the Company or any of its Restricted Subsidiaries shall not be required to preserve any such rights, licenses or franchises if the Board of Directors of the Company shall reasonably determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and the Restricted Subsidiaries, taken as a whole.

          5.15 FUTURE GUARANTORS. The Company shall (a) cause each Person which hereafter becomes a Guarantor Subsidiary to execute and deliver to the Administrative Agent a Guaranty reasonably satisfactory to the Administrative Agent pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the terms set forth in this Agreement, (b) cause LEP Canada to enter into the Guaranty as soon as is reasonably practicable and in any event within 90 days following the date hereof, and (c) deliver to the Administrative Agent an Opinion of Counsel stating that such Guaranty has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Each Guaranty will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Guarantor without rendering such Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

          5.16 MERGER, CONSOLIDATION AND SALE OF ASSETS. The Company shall not, and shall not cause or permit any Guarantor Subsidiary to, and no Guarantor Subsidiary

(other than any Guarantor Subsidiary whose Guaranty is to be released in accordance with the terms of the Guaranty and the Indebtedness in connection with Section 5.6) shall consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, its assets substantially as an entirety to, any Person (other than, in the case of a Guarantor Subsidiary, to the Company or any other Guarantor Subsidiary), unless:

          (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company or, in the case of a Guarantor Subsidiary, the Company or a Guarantor Subsidiary) shall expressly assume, by an agreement executed and delivered to the Administrative Agent and the Lenders, in form satisfactory to the Administrative Agent, all the obligations of the Company under the Notes and this Agreement or of a Guarantor Subsidiary under the applicable Guaranty, as applicable;

          (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of such Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

          (iii) immediately after giving effect to such transaction, the Successor Company will be able to Incur an additional $1.00 of Indebtedness pursuant to Section 5.3(a)(i) in the case of the Company or Section 5.3(a)(ii) in the case of a Guarantor Subsidiary;

          (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company or such Guarantor Subsidiary, as applicable, prior to such transaction minus any costs incurred in connection with such transaction; and

          (v) the Company or such Guarantor Subsidiary, as applicable, shall have delivered to the Administrative Agent a Certificate of a Responsible Official and an Opinion of Counsel, each stating that such consolidation, merger or transfer comply with this Agreement.

          Opinion of counsel required to be delivered under this Section or elsewhere in this Agreement may have qualifications customary for opinions of the type required and counsel delivering such opinions of counsel may rely on certificates of the Company or government or other officials customary for opinions of the type required, including certificates certifying as to matters of fact.

          The Successor Company shall be the successor to the Company or the Guarantor Subsidiary, as applicable, and shall succeed to, and be substituted for, and may exercise every right and power of, the Company or the Guarantor Subsidiary, as applicable, under this Agreement, but the predecessor company, only in the case of a conveyance, transfer or lease, will not be released from the obligation to pay the principal of and interest on the Notes.

          Notwithstanding the foregoing, (i) any Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (ii) the Company may merge with an Affiliate incorporated for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

                                  ARTICLE VI
                                  CONDITIONS

          6.1 CONDITIONS. The effectiveness of this Agreement and the obligations of each Lender hereunder are subject to the following conditions precedent:

               (a) The Administrative Agent shall have received all of the following, each of which shall be an original unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

                 (i) executed counterparts of this agreement, sufficient in number for distribution to the Lenders and the Company;

                (ii) Notes executed by the Company in favor of each Lender in an amount equal to that Lender's Pro Rata Share;

               (iii)     the Guaranty executed by each of the Guarantor
          Subsidiaries;

                (iv) a Certificate executed by a Responsible Official of each of the Company and each Guarantor Subsidiary, attaching a good standing certificate as to each such person and a resolution authorizing the transactions contemplated hereby, and certifying that there have been no amendments or other changes to the articles of incorporation, bylaws or other organizational papers of such Persons which have not been delivered to the Administrative Agent in connection with the Bank Credit Agreement (other than any amendments or other changes attached thereto) and setting forth exemplars of the signatures of all Persons authorized to sign the Loan Documents on behalf of each such Person;

                 (v)     the Opinion of Counsel;

                (vi) a Certificate of a Responsible Official signed by a Senior Officer of the Company certifying that the conditions specified in Sections 6.1(b) through (g) of the Agreement have been satisfied;

               (vii) a Certificate of a Responsible Official of the Company signed by a Senior Officer thereof, certifying as to the Solvency of the Company and its Guarantor Subsidiaries as of the Closing Date; and

               (viii) the payment of all fees and expenses of the Administrative Agent required hereby or pursuant to the terms of the Agent's Letter.

               (b) As of the Closing Date, the representations and warranties contained in Article IV of this Agreement shall be true and correct;

               (c) As of the Closing Date, the Company and its Subsidiaries and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and no Default or Event of Default shall have occurred and be continuing;

               (d) No material adverse change in the property, operations, business prospects, profits or financial condition of the Company and its Subsidiaries, taken as a whole, since December 31, 1997;

               (e) Following June 30, 1998, the Company shall have received not less than $14,550,000 in additional cash equity contributions from the Sponsors, pursuant to instruments, documents and agreements acceptable to the Administrative Agent in its sole discretion;

               (f) The Company shall have acquired (or shall concurrently acquire) substantially all of the assets of Caribbean Air Services, Inc. in accordance with the terms of the CAS Purchase Agreement and all applicable laws;

               (g) There shall not be then pending or threatened any action, suit, proceeding or investigation against or affecting the Company or any of its

     Subsidiaries or any Property of any of them before any Governmental Agency that could reasonably be expected to have a Material Adverse Effect;

               (h) The Administrative Agent shall have timely received a Pricing Designation in compliance with Article II; and

               (i) The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent reasonably may require.

                                     ARTICLE VII
                 EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

          7.1 EVENTS OF DEFAULT. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

               (a) The Company fails to pay any principal on any of the Notes, or any portion thereof, when due; or

               (b) The Company fails to pay any interest on any of the Notes or any fee or other amount payable by the Company to any of the Creditors under any Loan Document within thirty days after the date when due; or

               (c)  The Company fails to comply with Section 5.16; or

               (d) The Company fails to comply for 30 days after the giving of notice to the Company by the Administrative Agent with any of Sections 5.3, 5.4, 5.6 or 5.11; or

               (e) The Company fails to comply for 60 days after the Company receives the notice specified below with any of its other agreements in this Agreement (other than those referred to in Sections 7.1(a) through (d) above); or

               (f) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10,000,000 or its foreign currency equivalent at the time; or

               (g) The Company or any Significant Subsidiary of the Company pursuant to or within the meaning of any Debtor Relief Law:

               (A)  commences a voluntary case;

               (B) consents to the entry of an order for relief against it in an involuntary case in which it is the debtor;

               (C) consents to the appointment of a Custodian of it or for any substantial part of its property; or

               (D)  makes a general assignment for the benefit of its creditors;

     or takes any comparable action under any foreign laws having a similar effect or purpose as the Debtor Relief Laws; or

               (h) a court of competent jurisdiction enters an order or decree under any Debtor Relief Law that:

               (A) Is for relief against the Company or any Significant Subsidiary of the Company in an involuntary case;

               (B) appoints a Custodian of the Company or any Significant Subsidiary of the Company or for any substantial part of the property of the Company or Significant Subsidiary; or

               (C) orders the winding up or liquidation of the Company or any Significant Subsidiary of the Company;

     (or any similar relief is granted under any foreign laws having a similar effect or purpose as the Debtor Relief Laws) and the order or decree remains unstayed and in effect for 60 days; or

               (i) The rendering of any judgment or decree for the payment of money in excess of $10,000,000, or its foreign equivalent at the time, is entered against the Company or any Significant Subsidiary if such judgment or decree remains outstanding for a period of 60 days following entry of such judgment and is not discharged, bonded, waived or stayed, in each case within 30 days after notice thereof.

          7.2 REMEDIES UPON EVENT OF DEFAULT. Without limiting any other rights or remedies of the Administrative Agent or the Lenders provided for elsewhere in this Agreement, or the Loan Documents, or by applicable Law, or in equity, or otherwise, upon the occurrence, and during the continuance, of any Event of Default, all obligations of the Creditors and all rights of the Company and any other Parties under the Loan

Documents shall be suspended without notice to or demand upon the Company, which are expressly waived by the Company, EXCEPT that the Majority Lenders may waive the Event of Default, which waiver shall apply equally to, and shall be binding upon, all the Lenders.

               (a) Upon the occurrence of any Event of Default, the Administrative Agent shall, upon the direction of the Majority Lenders, without notice to (EXCEPT as expressly provided for in any Loan Document) or demand upon the Company, which are expressly waived by the Company (EXCEPT as to notices expressly provided for in any Loan Document), proceed in accordance with applicable Laws (but only with the consent of the Majority Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against the Company, the Guarantor Subsidiaries and any other Party and such other rights and remedies as are provided by Law or equity.

               (b) The Administrative Agent shall have the right, in its sole discretion, to determine which rights and remedies it shall at any time pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of them or any of the Lenders' rights hereunder; and any moneys, deposits, receivables, balances or other property which may come into any Lender's or the Administrative Agent's possession at any time or in any manner, may be retained by such Lender or the Administrative Agent and applied to any of the Obligations as provided under any of the Loan Documents or as provided under applicable law.

               (c) The order and manner in which the Lenders' rights and remedies are to be exercised shall be determined by the Majority Lenders in their sole discretion, and all payments received by the Administrative Agent and the Lenders, or any of them, shall be applied first to the costs and expenses (including attorneys' fees and disbursements payable pursuant to Section 9.3) of the Administrative Agent, acting as Administrative Agent, and of the Lenders, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of the Administrative Agent, acting as the Administrative Agent and the Lenders, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Administrative Agent or the Lenders under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at law or in equity.

                                     ARTICLE VIII
                               THE ADMINISTRATIVE AGENT


          8.1 APPOINTMENT AND AUTHORIZATION. Each Lender hereby irrevocably appoints ING Capital as Administrative Agent, and authorizes ING Capital to take such action as agent on that Lender's behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof or are reasonably incidental thereto, as determined by the Administrative Agent. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Loan and does not constitute appointment of the Administrative Agent as trustee for any Lender or as representative of any Lender for any other purpose and, EXCEPT as specifically set forth in the Loan Documents to the contrary, the Administrative Agent shall each take such action and exercise such powers only in an administrative and ministerial capacity. The Administrative Agent is a representative of the Lenders only and assumes no agency, trust, fiduciary or other special relationship with any other party hereto, express or implied.

          8.2 ADMINISTRATIVE AGENT AND AFFILIATES. ING Capital (and each successor Administrative Agent has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent. The term "Lender" or "Lenders" includes ING Capital in its individual capacity. ING Capital (and each successor Administrative Agent) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Company or any Affiliate of the Company as if it were not the Administrative Agent, and without any duty to account therefor to the Lenders. No implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

          8.3 PROPORTIONATE INTEREST OF THE LENDERS IN ANY COLLATERAL. The Administrative Agent, on behalf of all the Lenders, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Administrative Agent. Subject to the Administrative Agent's and the Lenders' rights to reimbursement for their costs and expenses hereunder (INCLUDING attorneys' fees and disbursements and other professional services) and subject to the application of payments in accordance with
Section 7.2(c), each Lender shall have an interest in any collateral or interests therein in the same proportions that the aggregate Obligations owed such Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders.

          8.4 LENDERS' CREDIT DECISIONS. Each Lender agrees that it has, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or any other Lender, and instead in reliance upon information supplied to it by or on behalf of the Company and its Subsidiaries and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Lender also agrees that it shall, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or any other Lender, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

          8.5  ACTION BY ADMINISTRATIVE AGENT.

               (a) The Administrative Agent may assume that no Default or Event of Default has occurred and is continuing, unless the Administrative Agent has received notice from the Company stating the nature of the Default or has received notice from a Lender stating the nature of the Default or Event of Default and that such Lender considers the Default to have occurred and to be continuing.

               (b) The Administrative Agent has only those obligations under the Loan Documents as are expressly set forth therein.

               (c) Except for any obligation expressly set forth in the Loan Documents and as long as the Administrative Agent may assume that no Default or Event of Default has occurred and is continuing, the Administrative Agent may, but shall not be required to exercise its discretion to act or not act, EXCEPT that the Administrative Agent shall be required to act or not act upon the instructions of the Majority Lenders (or of all the Lenders, to the extent required by Section 9.2) and those instructions shall be binding upon the Administrative Agent and all the Lenders, PROVIDED that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent in substantial risk of liability to the Administrative Agent.

               (d) If the Administrative Agent has received a notice specified in Section 8.5(a), the recipient of such notice shall immediately give notice thereof to the Lenders and shall act or not act upon the instructions of the Majority Lenders (or of all the Lenders, to the extent required by Section 9.2), PROVIDED that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in a substantial risk of liability to the Administrative Agent.

               (e) The Administrative Agent shall not have any liability to any Lender for acting, or not acting, as instructed by the Majority Lenders (or all the Lenders, if required under Section 9.2), notwithstanding any other provision hereof.

          8.6 LIABILITY OF ADMINISTRATIVE AGENT. Neither the Administrative Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, EXCEPT for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Administrative Agent and its directors, officers, agents, employees and attorneys:

               (a) May treat the payee of any Note as the holder thereof until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by the payee, and may treat each Lender as the owner of that Lender's interest in the Obligations for all purposes of this Agreement until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by that Lender.

               (b) May consult with legal counsel (INCLUDING internal legal counsel), accountants (INCLUDING internal accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for the Company or its Subsidiaries or the Lenders, and shall not be liable for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts.

               (c) Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents.

               (d) EXCEPT to the extent expressly set forth in the Loan Documents, shall have no duty to ask or inquire as to the performance or observance by the Company or its Subsidiaries of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any collateral or the Property books or records of the Company or its Subsidiaries.

               (e) Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any collateral.

               (f) Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.

               (g) Will not incur any liability for any arithmetical error in computing any amount paid or payable by the Company or any Subsidiary or Affiliate thereof or paid or payable to or received or receivable from any Lender under any Loan Document, INCLUDING, without limitation, principal, interest and other amounts; PROVIDED that, promptly upon discovery of such an error in computation, the Creditors and (to the extent applicable) the Company or its Subsidiaries or Affiliates shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

          8.7 INDEMNIFICATION. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify and hold the Administrative Agent and its directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature, whatsoever (INCLUDING, without limitation, attorneys' fees and disbursements) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of the Company to pay the indebtedness represented by the Notes) or any action taken or not taken by it as Administrative Agent thereunder, EXCEPT such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Lender shall reimburse the Administrative Agent upon demand for that Lender's ratable share of any cost or expense incurred by the Administrative Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (INCLUDING a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that the Company or any other Party is required by Section 9.3 to pay that cost or expense but fails to do so upon demand. Nothing in this Section shall entitle the Administrative Agent to recover any amount from the Lenders if and to the extent that such amount has theretofore been recovered from the Company or any of its Subsidiaries.

          8.8 SUCCESSOR ADMINISTRATIVE AGENT. If the Administrative Agent determines that for it to continue as Administrative Agent would result in a conflict of interest, or would create an unacceptable risk of significant liability of the Administrative Agent or to a third party, or would otherwise be inadvisable under prevailing standards of banking prudence, it may resign as such at any time upon prior written notice to the Company and the Lenders, to be effective upon a successor's acceptance of appointment as Administrative Agent. The Administrative Agent may also resign as such absent such a determination by it with the consent of the Company, which shall not be unreasonably withheld, to be likewise effective.

          If the Administrative Agent so resigns,

               (a) the Majority Lenders shall appoint a successor Administrative Agent, who must be from among the Lenders and be reasonably acceptable to the Company, PROVIDED that any resigning Administrative Agent shall be entitled to appoint a successor Administrative Agent from among the Lenders, subject to acceptance of appointment by that successor Administrative Agent, if the Majority Lenders have not appointed a successor within 30 days after the date the resigning Administrative Agent gave notice of resignation;

               (b) upon a successor's acceptance of appointment as Administrative Agent the successor will thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent;

               (c) upon the effectiveness of any resignation, the resigning Administrative Agent thereupon will deliver to the successor Administrative Agent, all Records and all other books and records related to its former role as Administrative Agent; and

               (d)  upon the delivery of those items specified in
     Section 8.8(c), the resigning Administrative Agent thereupon will be discharged from its duties and obligations thereafter arising under the Loan Documents other than obligations arising as a result of any action or inaction of the resigning Administrative Agent prior to the effectiveness of such resignation.

          8.9  NO OBLIGATIONS OF THE COMPANY.  Nothing contained in this
Article VIII shall be deemed to impose upon the Company any obligation with respect to the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement and the Company shall have no liability to the Administrative Agent or any of the Lenders with respect to any failure by the Administrative Agent or any Lender to perform any of its obligations to the Administrative Agent or the Lenders under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by the Company to the Administrative Agent for the account of the Lenders, the Company's obligations to the Lenders with respect to such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement.

                                   ARTICLE IX
                                  MISCELLANEOUS

          9.1 CUMULATIVE REMEDIES: NO WAIVER. The rights, powers, privileges and remedies of the Creditors provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of any Creditor in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article VIII (other than Section 8.8 and 8.9) are inserted for the sole benefit of the Creditors; the same may be waived in whole or in part, with or without terms or conditions.

          9.2 AMENDMENT: CONSENTS. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by the Company or any other Party therefrom, may in any event be effective unless in writing signed by the Administrative Agent with the approval in writing of the Majority Lenders, and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:

               (a) To amend or modify the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Note, or the amount of any fee payable to any Lender under the Loan Documents;

               (b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note, or to extend the Maturity Date;

               (c) To amend or modify the provisions of (but not to grant a waiver under) the definition of "Majority Lenders"; Articles VI or VII; or this Section; or

               (d) To amend or modify any provision of this Agreement that expressly requires the consent or approval of all the Lenders.

          Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section shall apply equally to, and shall be binding upon, all the Lender and the Administrative Agent. No amendment, modification, supplement, termination, waiver or consent which has a negative effect upon, or increases the obligations or liabilities of the Administrative Agent, may be effective without the consent of the Administrative Agent.

          9.3 COSTS, EXPENSES AND TAXES. The Company shall each pay on demand the reasonable costs and expenses of the Administrative Agent in connection with the negotiation, preparation, execution and delivery of the Loan Documents, and of the Administrative Agent and the Lenders in connection with the amendment, waiver, refinancing, restructuring, reorganization (INCLUDING a bankruptcy proposal, plan of arrangement or reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto, INCLUDING, without limitation, filing fees, recording fees, title insurance fees, appraisal fees, search fees approved by the Company and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel, independent public accountants and other outside experts retained by the Administrative Agent INCLUDING, without limitation, any costs, expenses or fees incurred or suffered by the Administrative Agent or any Lender in connection with or during the course of any bankruptcy or insolvency proceedings or proceedings under any Debtor Relief Law of the Company or any of its Subsidiaries; PROVIDED that the Administrative Agent and the Lenders shall, in connection with any such amendment, waiver, refinancing, restructuring, reorganization, enforcement or attempted enforcement of the Loan Documents be entitled to the services of only one firm of independent public accountants and shall use their best efforts to avoid duplicative efforts by legal counsel on behalf of Administrative Agent, and one or more Lenders. The Company shall pay any and all documentary and other taxes (other than income or gross receipts taxes generally applicable to banks) and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify the Creditors from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to the

Administrative Agent or any Lender under this Section shall bear interest at the rate of interest for Base Rate Tranches from the thirtieth day after a demand for payment.

          9.4 NATURE OF LENDERS' OBLIGATIONS. The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with the Company or any Affiliate of the Company. Each Lender's obligation to make its Pro Rata Share of the Loan is several and not joint or joint and several. A default by any Lender will not increase the Pro Rata Share of any other Lender.

          9.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Loan hereunder and the execution and delivery of the Notes, and have been or will be relied upon by the Administrative Agent and each Lender, notwithstanding any investigation made by the Administrative Agent or any Lender or on their behalf.

          9.6  NOTICES.  EXCEPT as otherwise expressly provided in the Loan
Documents:

               (a) All notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be telecopied (followed within 48 hours by an original of such notice, request, demand, direction or other communication delivered in via one of the other methods specified in this Section, hand-delivered or sent by reputable overnight carrier for next-day delivery, addressed to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section.

               (b) Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by telecopier, when sent, or if given by personal delivery, when delivered, or if given by reputable overnight carrier for next-day delivery, on the next Business Day following the date of delivery to such carrier.

          9.7 EXECUTION OF LOAN DOCUMENTS. Unless the Administrative Agent otherwise specifies with respect to any Loan Document and except as specifically provided in any other Loan Document, this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be when taken together will be deemed to be but one and the same instrument.
The execution of this Agreement or any other Loan Document (except as specifically provided in such other Loan Document) by any party hereto or thereto will no become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

          9.8  BINDING EFFECT; ASSIGNMENT.

               (a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the Company and the Creditors, and their respective successors and assigns, EXCEPT that the Company and its Affiliates may not assign their rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders. Each Lender shall have the right to sell or transfer any participation interest in this Agreement, its Note and its Pro Rata Share in accordance with the provisions of this Section. Each Lender represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of its Notes must be within the control of such Lender).

               (b) Any Lender may assign all or any portion of its Pro Rata Share to a bank or other financial institution reasonably acceptable to the Administrative Agent and the Company; PROVIDED that

                 (i) such assignment shall be evidenced by an Assignment and Acceptance;

                (ii) such assignment (except to an assignee which is then a Lender) shall be in an integral multiple of $100,000 which is not less than $2,500,000;

               (iii)     such assignee has a minimum net worth of $200,000,000;

                (iv) the Administrative Agent consents to such assignment and has received the payment of an assignment fee from such assignee (for its sole account) of $3500; and

                 (v) unless an Event of Default has occurred and remains continuing, the Company consents to such assignment (such consent not to be unreasonably withheld).

               Upon the execution and delivery of the Assignment and Acceptance, each assignee financial institution named therein shall be a Lender for all purposes of this Agreement, with the respective Pro Rata Share therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its Obligations under this Agreement. The Company agrees that it shall execute and deliver (against delivery by the assigning Lender to the Company of its Note) to each such assignee financial institution Note evidencing that assignee's Pro Rata Share and to the assigning Lender, Notes evidencing the remaining such Pro Rata Share retained by the assigning Lender. Upon request by any such assignee financial institution, the Company shall also provide to that assignee financial institution such original or conformed copies of documents described in Section 6.1(a) as may be requested by that assignee financial institution, and shall execute and deliver such instruments, documents and confirmations, including for the purposes of protecting and preserving in favor of such assignee, any of the Liens of the Administrative Agent and Lenders as may be requested.

               (c) By executing and delivering an Assignment and Acceptance, the assignee financial institution thereunder acknowledges and agrees that:

                 (i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share being assigned thereby free and clear of an adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document;

                (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of the Company and its Restricted Subsidiaries or the performance by the Company of the Obligations;

               (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to this Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

                (iv) it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

                 (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by Article VIII; and

                (vi) it will perform in accordance with their terms all of the Obligations which by the terms of this Agreement are required to be performed by it as a Lender.

               (d) The Administrative Agent shall maintain at the Administrative Agent's Office a copy of each Assignment and Acceptance delivered to it and a register for recordation of the names and addresses of the Lenders and their respective Pro Rata Shares. The entries in such register shall be conclusive, in the absence of manifest error, and the Company and the other Creditors may treat each Person whose name is recorded in the register as a Lender hereunder for all purposes of this Agreement. Promptly following any entry in the register, the Administrative Agent shall provide to the Company and the other Creditors a revised listing of each Lender's Pro Rata Share giving effect thereto.

               (e) Each Lender may from time to time without the consent of the Company or the Administrative Agent grant participations to one or more banks or other financial institutions in a portion of its Pro Rata Share; PROVIDED, HOWEVER, that

                 (i) such Lender's obligations under this Agreement and each of the other Loan Documents shall remain unchanged,

                (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

               (iii) the Company and the Creditors shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and

                (iv) the consent of the holder of such participation interest shall not be required for amendments of waivers of provisions of the Loan Documents other than those that

                         (A) increase the monetary amount of the outstanding Loans such that the participation interest would also increase,

                         (B) extend any maturity date or any other date upon which any payment of money is due to the Lenders, or

                         (C) reduce the rate of interest on the Notes, any fee or any other monetary amount payable to the Lenders in which such participant has a participating interest.

                 (v) such participation interest shall be in a minimum amount of $1,000,000.

          9.9 SHARING OF SETOFFS. Each Lender severally agrees that (a) if it is a party to the Bank Credit Agreement, it shall not exercise any right of setoff, banker's lien or counterclaim against the Company by reason of the obligations under this Agreement at any time when any obligations are outstanding under the Bank Credit Agreement, and (b) if it, through the exercise of any right of setoff, banker's lien or counterclaim against the Company, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then:

               (a) The Lender exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed, prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and

               (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained with respect to the Obligations ratably in accordance with each Lender's share of the Obligations immediately prior to, and without taking into account, the payment; PROVIDED that, if all or any portion of a disproportionate payment obtained, as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by the Company or any Person claiming through or succeeding to the rights of the Company the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. The Company expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

          9.10 INDEMNITY. The Company agrees to indemnify, save and hold harmless each Creditor and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively, the "INDEMNITEES") from and against:

               (a) Any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than another Creditor) if the claim, demand, action or cause of action directly or indirectly relates to a claim, demand, action or cause of action that such Person asserts or may assert against the Company, any Affiliate thereof or any officer, director or shareholder of the Company or its Affiliates;

               (b) Any and all claims, demands, actions or causes of action if the claim, demand, action or cause of action arises out of or relates to the use or contemplated use of proceeds of the Loan, or the relationship of the Company and the Lenders under this Agreement;

               (c) Any and all claims, demands, actions or causes of action if the claim, demand, action or cause of action arises out of or relates to any failure of the Company or any of its Subsidiaries to comply with any tax Law, including without limitation, any failure to pay or remit any withholding taxes;

               (d) Any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clauses (a), (b) or (c) above; and

               (e) Any and all liabilities, losses, costs or expenses (INCLUDING reasonable attorneys' fees and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action;

PROVIDED that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify the Company, but the failure to so promptly notify the Company shall not affect the

Company's obligations under this Section unless such failure materially prejudices the Company's right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. Each Indemnitee may, and if requested by the Company in writing shall, in good faith contest the validity, applicability and amount of such claim, demand, action or cause of action with counsel selected by such Indemnitee and reasonably acceptable to the Company, and shall permit the Company to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which the Company may be liable for payment of indemnity hereunder shall give the Company written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Company's prior consent, which consent shall not unreasonably be withheld. In connection with any claim, demand, action or cause of action covered by this Section against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel selected by the Indemnitees and reasonably acceptable to the Company; PROVIDED, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee and reasonably acceptable to the company. Any obligation or liability of the Company and the Company to any Indemnitee under this Section shall survive the expiration or termination of this Agreement and the repayment of the Loan and the payment and performance of all other Obligations owed to the Lenders; PROVIDED, however, that such obligations or liabilities shall not, from and after the date on which the Notes are fully paid, be deemed Obligations for any purpose under the Loan Documents.

          9.11 NONLIABILITY OF THE LENDERS. The Company acknowledges and agrees that:

               (a) Any inspections of any Property of the Company and its Subsidiaries made by or through the Administrative Agent or the Lenders are for purposes of administration of the Loan Documents only and the Company and its Subsidiaries are not entitled to rely upon the same;

               (b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders;

               (c) The relationship between the Company and the Creditors is, and shall at all times remain, solely that of a borrower and lenders; and no Creditor shall under any circumstances be construed to be partners or joint venturers of the Company or its Affiliates; no Creditor shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Company or its Affiliates, or to owe any fiduciary duty to the Company or its Affiliates; no Creditor undertakes or assumes any responsibility or duty to the Company or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Company or its Affiliates of any matter in connection with their Property or the operations of the Company or its Affiliates; the Company and its Affiliates shall rely entirely upon their own judgment with respect to such matters and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Lenders in connection with such matters is solely for the protection of the Administrative Agent and the Lenders and neither the Company nor any other Person is entitled to rely thereon; and

               (d) No Creditor shall be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property or other loss, damage, liability or claim caused by the actions, inaction or negligence of the Company hereby indemnities and holds each Creditor harmless from any such loss, damage, liability or claim.

          9.12 NO THIRD PARTIES BENEFITED. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Company and the Creditors in connection with the Obligations, and is made for the sole benefit of the Company and the Creditors and the Creditors' respective successors and assigns. EXCEPT as provided in Sections 9.8 and 9.11, no other person shall have any rights of any nature hereunder or by reason hereof.

          9.13 CONFIDENTIALITY. Each Creditor agrees to hold any confidential information that it may receive from the Company and its Restricted Subsidiaries pursuant to this Agreement in confidence, EXCEPT for disclosure;

               (a)  to other Creditors;

               (b) to legal counsel, accountants and other professional advisors to the Company and its Subsidiaries or any Creditor;

               (c) to regulatory officials having jurisdiction over the Creditors;

               (d) as required by Law or legal process (PROVIDED that in the event any Creditor is so required to disclose any such confidential information, that Creditor shall endeavor promptly to notify the Company, so that the Company may seek a protective order or other appropriate remedy) or in connection with any legal proceeding to which any Creditor and the Company are adverse parties;

               (e) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Creditor's interests hereunder or a participation interest in its Notes, provided that such disclosure is made subject to an appropriate confidentiality agreement on terms substantially similar to this Section and

               (f) to prospective purchasers of any collateral (OTHER than competitors of the Company or its Subsidiaries unless all the Indebtedness evidenced by the Notes is then due and payable) in connection with any disposition thereof, PROVIDED that such disclosure is made subject to an appropriate confidentiality agreement on terms substantially similar to this Section.

          For purposes of the foregoing, "confidential information" shall mean all information respecting the Company or its Subsidiaries, OTHER THAN

               (g) information previously filed with any Governmental Agency and available to the public,

               (h) information previously published in any public medium from a source other than, directly or indirectly, that Creditor and

               (i) information previously disclosed by the Company or any of its Subsidiaries to any Person not associated with the Company without a written confidentiality agreement.

          Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of any Creditor to the Company or its Subsidiaries.

          9.14 INTEGRATION. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; PROVIDED that the inclusion of supplemental rights or remedies in favor of the Creditors in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint, participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

          9.15 GOVERNING LAW. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED THEREIN, EACH LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

          9.16 SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

          9.17 INDEPENDENT REPRESENTATIONS, WARRANTIES, AND COVENANTS. Each representation, warranty, and covenant in Articles IV and V is independent of the other representations, warranties, land covenants in those Articles; the breach of any such representation, warranty, or covenant shall not be excused by the fact that the circumstances underlying such breach would be permitted by another such representation, warranty or covenant.

          9.18 HEADINGS. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

          9.19 TIME OF THE ESSENCE.  Time is of the essence in the Loan
Documents.

          9.20 SUBMISSION TO JURISDICTION. Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Company hereby accepts for itself and with respect to its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. The Company irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to that Person at its address set forth opposite its signature below. The Company hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Creditors or any other Person to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction.

          9.21 PURPORTED ORAL AMENDMENTS. THE COMPANY AND THE CREDITORS EXPRESSLY ACKNOWLEDGE THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 12.2. THE COMPANY AND EACH CREDITOR AGREES THAT THEY WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE COMPANY OR

ANY CREDITOR THAT DOES NOT COMPLY WITH SECTION 12.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THE AGREEMENT OF THE OTHER LOAN DOCUMENTS.

          9.22 REPLACEMENT OF A LENDER. Each Lender agrees that if requested by the Company, it will assign its Note to a willing lender designated by the Company, and reasonably acceptable to the Administrative Agent, if, within 90 days of such request, that Lender has claimed material compensation pursuant to Section 3.3 (but only if the impositions referred to therein are not imposed generally on commercial banks) or if, within 90 days of such request, the Company has become obligated for any material amount with respect to that Lender pursuant to Section 3.5(d) or such Lender is unable to make or maintain Eurodollar Tranches.

          9.23 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY TRIAL COURT WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT

                  [Remainder of this page intentionally left blank]

OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


The Company:

GEOLOGISTICS CORPORATION


By:______________________________
Terry Clarke, Vice President

Address:
330 S. Mannheim Road
Hillside, IL 60162
Telecopy:  708/547-2124
Telephone: 708/547-2000


LENDERS:

ING (U.S.) CAPITAL CORPORATION,
individually and as Administrative Agent

By:__________________________________
Michael W. Adler, Managing Director

Address:  333 South Grand Avenue, Suite 4200
          Los Angeles, California 90071
          Attn.: Michael W. Adler
          Managing Director
Telecopy:  (213) 346-3991
Telephone: (213) 346-3900